UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BB&T CORPORATION

March 12, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. local time on Tuesday, April 22, 2008, at The Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama 35244. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card or vote by using the telephone or the Internet as soon as possible.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, which includes, among other required disclosures, the Corporation’s financial statements for the year ended December 31, 2007. Also included in the package is a 2007 Annual Review that contains additional information about the Corporation, including financial highlights, our letter to shareholders and other selected financial data.

We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

Sincerely,

John A. Allison IV Chairman and Chief Executive Officer

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2008

TO THE SHAREHOLDERS OF

BB&T CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the “Corporation” or “BB&T”) will be held on Tuesday, April 22, 2008, at 11:00 A.M. local time, at The Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama 35244, for the following purposes:

(1)	To elect sixteen directors.

(2)	To ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2008.

(3)	To transact such other business as may properly come before the meeting.

Pursuant to the provisions of the North Carolina Business Corporation Act, February 27, 2008 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of BB&T Common Stock be represented at this meeting to help ensure the presence of a quorum.

A copy of our Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 2007, accompanies these proxy materials.

By Order of the Board of Directors

John A. Allison IV
Chairman and Chief Executive Officer

March 12, 2008

Even if you plan to attend the Annual Meeting in person, please vote your shares of BB&T Common Stock by dating and signing the enclosed proxy and promptly mailing your proxy in the postage-paid, self-addressed envelope enclosed for this purpose. Alternatively, you may vote your shares of BB&T Common Stock by proxy by using the Internet or telephone as described in the proxy statement and on the form of proxy. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy, for use at the Annual Meeting of Shareholders to be held April 22, 2008, at The Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama 35244, at 11:00 A.M. local time, and any adjournment thereof (the “Annual Meeting”), is solicited on behalf of the Board of Directors of BB&T Corporation (the “Corporation” or “BB&T”). The approximate date that these proxy materials are first being sent to shareholders is March 12, 2008. All expenses incurred in this solicitation will be paid by the Corporation. In addition to the Corporation soliciting proxies by mail, over the Internet and by telephone, the Corporation’s directors, officers and employees may solicit proxies on behalf of the Corporation without additional compensation. The Corporation has engaged Laurel Hill Advisory Group, LLC to act as its proxy solicitor and has agreed to pay it approximately $12,500 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. Upon request, the Corporation will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to shareholders, the Corporation is relying upon Securities and Exchange Commission (“SEC”) rules that permit it to deliver only one proxy statement and annual report to multiple shareholders who share an address, unless the Corporation receives contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of BB&T Common Stock. Any shareholder sharing such an address who does not receive an individual proxy statement and annual report may write or call BB&T Shareholder Services as specified below and the Corporation will promptly send the materials to the shareholder at no cost. For future meetings, a shareholder may request separate copies of the Corporation’s proxy statement and annual report or request that the Corporation only send one set of these materials if the shareholder is receiving multiple copies, by contacting BB&T Shareholder Services, P.O. Box 1290, Winston-Salem, North Carolina 27102, or by telephoning BB&T Shareholder Services toll-free at 1-800-213-4314.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 22, 2008

A copy of this proxy statement is available on the Corporation’s website at http://www.bbt.com/bbt/ about/
financialprofile/proxystatement.html. Also available at the Corporation’s website is the 2007 Annual Review, which highlights summary financial information about BB&T.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either is unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on April 21, 2008. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow a shareholder to vote his or her shares and confirm that his or her instructions have been properly recorded. In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided. The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of BB&T an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you are a shareholder of record and choose to attend the Annual Meeting, please be prepared to present a photo I.D. or other satisfactory proof of identification for entrance into the meeting. If you hold your shares in street name and plan to attend the Annual Meeting, please be prepared to present a recent proxy or letter validating your ownership of the shares from your bank, broker or other nominee that holds your shares and a photo I.D. or other satisfactory proof of identification for entry into the meeting.

Record Date; Shares Outstanding

Pursuant to the provisions of the North Carolina Business Corporation Act, February 27, 2008 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of BB&T Common Stock issued and outstanding on February 27, 2008 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”) and certain other BB&T affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 27, 2008, there were 546,744,694 shares of BB&T Common Stock outstanding and entitled to vote.

Quorum; Votes Required

In order to conduct the Annual Meeting, a majority of shares of BB&T Common Stock outstanding at the record date must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting.

Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers and other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or other nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or other nominee cannot vote the shares because the matter is not considered a routine matter under NYSE rules.

If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” Proposals 1 and 2, as recommended by the Corporation’s Board of Directors. If a shareholder holds shares in his or her name and does not return valid proxy instructions or vote in person at the Annual Meeting, such shares will not be voted. If a shareholder holds shares in the name of a bank, broker or other nominee, and the shareholder does not give that nominee instructions on how he or she wants the shares to be voted, the nominee generally has the authority to vote the shares on certain “routine” matters as described above. At the Annual Meeting, that would mean that the nominee can vote the shares on Proposals 1 and 2. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as attorneys-in-fact and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

In Proposal 1, sixteen director nominees have been recommended for election to the Board by the Corporation. Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Shares not voted, whether by marking “ABSTAIN” on the proxy card or otherwise, will have no impact on the election of directors. A properly executed proxy will be voted “FOR” each of the sixteen nominees for director unless you mark the proxy card “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to the nominees that you specify. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

A majority of votes cast at the Annual Meeting is required to approve Proposal 2 regarding ratification of the appointment of the Corporation’s independent registered public accounting firm. Abstentions and broker “non-votes” will not be counted as votes cast for this proposal and will not affect the outcome of the vote.

SECURITY OWNERSHIP

The table below sets forth the beneficial ownership of BB&T Common Stock by all directors, the Named Executive Officers as set forth below under “Compensation of Executive Officers—2007 Summary Compensation Table” (collectively, the “NEOs”) and all directors and executive officers of the Corporation as a group as of February 27, 2008. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. No shareholder is known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of BB&T Common Stock as of February 27, 2008.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Percentage of Common Stock
John A. Allison IV	603,114	(3)	1,371,306	*
Jennifer S. Banner	5,792		5,272	*
Anna R. Cablik	3,052		3,552	*
Nelle R. Chilton	78,358		19,447	*
Ronald E. Deal	104,057	(4)	42,543	*
Tom D. Efird	82,599	(5)	19,429	*
Barry J. Fitzpatrick	334,639		0	*
L. Vincent Hackley	2,735	(6)	37,836	*
Jane P. Helm	9,622		21,563	*
John P. Howe III, M.D.	1,113	(7)	5,272	*
James H. Maynard	372,463	(8)	42,570	*
Albert O. McCauley	69,549		44,477	*
J. Holmes Morrison	29,903	(9)	101,576	*
Nido R. Qubein	134,046	(10)	38,737	*
Thomas N. Thompson	541,474	(11)	0	*
Stephen T. Williams	341,451	(12)	0	*
W. Kendall Chalk	165,590	(13)	354,364	*
Robert E. Greene	48,240		291,090	*
Christopher L. Henson	48,214	(14)	84,022	*
Kelly S. King	219,681	(15)	575,559	*
Directors and Executive Officers as a group (26 persons)	3,397,737	(16)	3,643,477	1.29%

*	Less than 1%.

(1)	As reported to BB&T by the directors and executive officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan.
(2)	Amount includes options to acquire shares of BB&T Common Stock that are or become exercisable within sixty days of February 27, 2008.
(3)	Amount includes 321,673 shares jointly owned with spouse with shared investment and voting powers. Amount includes 187,458 shares held by spouse with sole investment and voting powers.
(4)	Amount includes 31,960 shares held in a trust for which Mr. Deal, as co-trustee, shares investment and voting powers and 2,270 shares held by spouse with sole investment and voting powers. Amount also includes 21,665 shares pledged as security.
(5)	Amount includes 100 shares held by spouse with sole investment and voting powers.
(6)	Amount includes 146 shares jointly owned with spouse with shared investment and voting powers.
(7)	Amount includes 1,000 shares jointly owned with spouse with shared investment and voting powers.
(8)	Amount includes 279,050 shares held by an affiliate holding company of Mr. Maynard with sole investment and voting powers and 29,840 shares held by spouse with sole voting and investment powers. The 279,050 shares held by an affiliate holding company of Mr. Maynard have been pledged as security.
(9)	Amount includes 12,002 shares held in a trust by spouse, as trustee, with sole investment and voting powers.
(10)	Amount includes 13,641 shares held by spouse with sole investment and voting powers and 9,192 shares held by spouse, as custodian, for children with sole investment and voting powers and 27 shares held by son.
(11)	Amount includes 3,110 shares held by Mr. Thompson as trustee in trusts for his children and 2,259 shares held by his son. Amount also includes 272,640 shares pledged as security.
(12)	Amount includes 9,228 shares held by Mr. Williams as trustee in trusts for his children and 1,036 shares held by Mr. Williams, as custodian for his children.
(13)	Amount includes 46,978 shares held by spouse with sole investment and voting powers. Amount also includes 21,348 shares pledged as security.
(14)	Amount includes 5 shares held as custodian for minor children.
(15)	Amount includes 1,428 shares held by Mr. King, as custodian for a child, and 75,315 shares held by spouse with sole investment and voting powers. Amount also includes 65,424 shares pledged as security.
(16)	Amount includes 708,460 shares pledged as security.

PROPOSAL 1—ELECTION OF DIRECTORS

The Corporation’s bylaws provide that the number of directors shall be not less than three nor more than twenty-five, as determined from time to time by the Board of Directors. The Corporation’s Board of Directors currently consists of sixteen persons.

Each of the sixteen nominees listed below for election as a director of the Corporation currently serves on the Board of Directors. The nominees, if elected, will each serve for a one-year term expiring at the Annual Meeting of Shareholders in 2009.

Under the terms of the Agreement and Plan of Reorganization dated as of January 20, 2003, between the Corporation and First Virginia Banks, Inc. (“First Virginia”), Barry J. Fitzpatrick and Jennifer S. Banner, directors of First Virginia, were appointed to serve on the Corporation’s Board until the 2004 Annual Meeting of Shareholders and the Corporation agreed to nominate each such person to serve for additional terms on the Corporation’s Board until the earlier of the fifth anniversary of the merger of First Virginia into the Corporation or the date the person reaches age 70. Pursuant to the terms of the Agreement and Plan of Reorganization with First Virginia, the Corporation’s Board is re-nominating both Mr. Fitzpatrick and Ms. Banner to serve for a one-year term that will expire at the Annual Meeting of Shareholders in 2009.

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure. Pursuant to the terms of the merger agreement, the Corporation’s Board is re-nominating Mr. Morrison to serve for a one-year term that will expire at the Annual Meeting of Shareholders in 2009.

The Corporation’s bylaws permit the Board of Directors to appoint new directors to the Board to fill vacancies on the Board and to serve until such time as the director is nominated for election to the Board at the next Annual Meeting of Shareholders. Pursuant to such bylaws, the Board of Directors, acting upon recommendations from the Nominating and Corporate Governance Committee, appointed Stephen T. Williams in December 2007 and Thomas N. Thompson in January 2008 to serve as members of the Board and each is a nominee for election as a director of the Corporation for a one-year term that will expire at the Annual Meeting of Shareholders in 2009.

Under the Corporation’s director retirement policy, a director is permitted to serve through the calendar year in which such director reaches age 70. Pursuant to such policy, E. Rhone Sasser retired as a director of the Corporation effective December 31, 2007.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the sixteen nominees listed below as directors, unless authority to so vote is withheld. Although the Corporation’s Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of BB&T Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

The names of the nominees for election to the Corporation’s Board of Directors, their principal occupations for at least the previous five years, and certain other information with respect to such persons are set forth below.

NOMINEES FOR ELECTION AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING IN 2009

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JOHN A. ALLISON IV (59). Chairman and Chief Executive Officer of BB&T Corporation and Branch Bank since 1989; Member of the Executive and Risk Management Committee; Lewisville, North Carolina.	1986

JENNIFER S. BANNER (48). Chief Executive Officer of Schaad Properties and SchaadSource, LLC (real estate construction and development) since January 2005; CPA and Principal of Pershing Yoakley & Associates, P.C. (public accounting) from 1987 to January 2005; Chair of the Audit Committee; Knoxville, Tennessee.	2003

ANNA R. CABLIK (55). President of Anasteel & Supply Company, LLC (reinforcing steel fabricator) since 1994; President of Anatek Inc. (general contractor) since 1982; Director of Georgia Power Company since 2001; Member of the Audit Committee; Marietta, Georgia.	2004

NELLE R. CHILTON (68). Director (since 1993) and President (since 2003) of Dickinson Fuel Company, Inc. (property management); Director (since 1986) and Vice President (since 1993) of TerraCo, Inc. and TerraCare, Inc. (commercial landscaping); Director (since 1991) and Vice President (since 1994) of TerraSalis, Inc. (retail landscaping); Vice President of Dickinson Fuel Company, Inc. from 1993 to 2003; Chair of the Nominating and Corporate Governance Committee and member of the Compensation Committee; Charleston, West Virginia.	2000

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

RONALD E. DEAL (64). Chairman of Wesley Hall, Inc. (furniture manufacturer) since 1990; Chair of the Compensation Committee and member of the Nominating and Corporate Governance Committee; Hickory, North Carolina.	1986

TOM D. EFIRD (68). President of Standard Distributors, Inc. (beverage wholesaler) since 1967; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Gastonia, North Carolina.	1982

BARRY J. FITZPATRICK (67). Retired; Chairman of Branch Bank-VA from 2003 to December 2006; President and Chief Executive Officer of Branch Bank-VA from July 2003 to February 2004; Chairman, President and Chief Executive Officer of First Virginia Banks, Inc. from 1995 to 2003; Member of the Executive and Risk Management Committee; Great Falls, Virginia.	2003

L. VINCENT HACKLEY, PhD. (67). Chancellor of Fayetteville State University since July 2007; Chancellor (interim) of North Carolina Agricultural and Technical State University from June 2006 to July 2007; President and Chief Executive Officer of Hackley & Associates of North Carolina (consultant for character, ethics and leadership development) since 1999; Consultant (since 1994) and Chairman (1994 to 2001) of Character Counts! Coalition (public service); Director of Tyson Foods, Inc. since 1992; Director of Blue Cross and Blue Shield of North Carolina since 1993; Director of Southern Poverty Law Center since 2002; Member of the Audit Committee; Chapel Hill, North Carolina.	1992

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JANE P. HELM (65). Retired; Vice Chancellor of Business Affairs, Appalachian State University from 1994 to 2006; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Arden, North Carolina.	1997

JOHN P. HOWE III, M.D. (64). President and Chief Executive Officer of Project HOPE (international health foundation) since 2001; Trustee of the Southwest Foundation for Biomedical Research and the Southwest Research Institute since 1985; Chairman of the Board of Overseers of Harvard College Committee to Visit the Medical School and School of Dental Medicine since 2003; Trustee of Boston University since 2007; Member of the Audit Committee; Washington, D.C.	2005

JAMES H. MAYNARD (68). Chairman and Chief Executive Officer of Investors Management Corporation (holding company) since 1970; Chairman of Golden Corral Corporation (restaurants) since 1971; Member of the Audit Committee; Raleigh, North Carolina.	1985

ALBERT O. McCAULEY (67). President and Chief Executive Officer of McCauley & McDonald Investments, Inc. (real estate investment) since 2002; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Fayetteville, North Carolina.	1993

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

J. HOLMES MORRISON (67). Retired; Executive Vice President of Branch Bank from 2000 to 2005; Chairman, President and Chief Executive Officer of One Valley Bancorp, Inc. from 1998 to 2000; President and Chief Executive Officer of One Valley Bancorp, Inc. from 1991 to 1998; Director of Paragon Intellectual Properties, LLC (medical device development) since 2006; Member of the Executive and Risk Management Committee; Charleston, West Virginia.	2000

NIDO R. QUBEIN (59). President of High Point University since 2005; Chairman of Creative Services, Inc. (international management consulting) since 1973; Chairman of Great Harvest Bread Company since 2001; Director of La-Z-Boy Incorporated since 2006; Chair of the Executive and Risk Management Committee; High Point, North Carolina.	1990

THOMAS N. THOMPSON (59). President of Thompson Homes, Inc. (home builder) since 1978; Trustee of Brescia University since 1980; Member of the Kentucky House of Representatives since 2003 and Chairman of the House Banking and Insurance Committee; Director of Branch Bank from October 2006 to December 2007; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Owensboro, Kentucky.	January 2008

STEPHEN T. WILLIAMS (48). President of A. T. Williams Oil Company (gas stations, convenience stores, restaurants and travel centers) since 1995; President and Chief Executive Officer of WilcoHess LLC since 2001; Director of Winston-Salem Business Inc. since 2002; Director of the Winston-Salem Alliance since 2004; Director of Wake Forest University Health Sciences since 2007; Member of the Audit Committee; Winston-Salem, North Carolina.	December 2007

(1)	On February 28, 1995, the merger of BB&T Financial Corporation (“BB&T Financial”) into Southern National Corporation (“SNC”) was consummated and certain directors of BB&T Financial became directors of SNC, which is now named “BB&T Corporation.”

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews the Corporation’s corporate governance policies, practices and procedures to ensure that the Corporation meets or exceeds the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the corporate governance listing standards of the NYSE. In this regard, the Corporation’s ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders.

Director Independence

As a part of its listing standards, the NYSE has adopted certain bright-line criteria that the Corporation’s Board of Directors considers when determining director independence. Under the NYSE rules, the Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Corporation, including the potential for conflicts of interest, when determining director independence. To assist the Board of Directors in making determinations of independence, the NYSE rules permit the Board to adopt categorical standards relating to director independence. The Corporation’s Board of Directors has adopted such categorical standards, which, among others, incorporate the NYSE’s bright-line criteria. Under these standards, a director must satisfy each of the following in order to be found independent by the Board of Directors:

•

All loans to the director and his or her associates from the Corporation or its subsidiaries must be made in compliance with the provisions of Federal Reserve Board Regulation O and must be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and must not involve more than the normal risk of collectibility or present other unfavorable features, and none of such credits may be classified as non-accrual, restructured or potential problem loans.

•

All deposit, investment, fiduciary or other relationships between the director and the Corporation or any of its subsidiaries must be conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions with the Corporation or the subsidiary involved.

•

The Board of Directors must affirmatively determine that the director has no material relationship with the Corporation (directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Corporation).

•

The director is not permitted to have been an employee of the Corporation during the preceding three years and no member of the director’s immediate family is permitted to have been an executive officer of the Corporation during the preceding three years.

•

The director, including any member of the director’s immediate family, is not permitted to have received more than $100,000 per year in direct compensation from the Corporation during the preceding three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service with the Corporation).

•

The director, including any member of the director’s immediate family working in a professional capacity, is not permitted to have been affiliated with or employed by a present or former internal or external auditor of the Corporation during the preceding three years.

•

The director, including any member of the director’s immediate family, is not permitted to have been employed as an executive officer of another company where any of the Corporation’s executive officers have served on that company’s compensation committee during the preceding three years.

•

The director is not permitted to have been an executive officer or employee, and no member of the director’s immediate family is permitted to have been an executive officer, of a company that has made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues for the preceding three years.

To assist the Board in its final determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director utilizing the foregoing standards and such other factors that the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of the evaluation process, the Nominating and Corporate Governance Committee employs the use of a director independence matrix that, among other criteria, profiles each director’s age, occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with the Corporation and its subsidiaries, charitable contributions, relationships considered by the Nominating and Corporate Governance Committee in accordance with the Corporation’s Related Person Transactions Policy and Procedures, and other relevant relationships, direct or indirect, that may affect the prospective or incumbent director’s independence. After duly considering all such information, including Ms. Chilton’s ownership interest in a company that was hired as a subcontractor to provide landscaping services for certain Branch Bank locations, Branch Bank’s use of a construction company owned by Ms. Cablik’s son to complete construction work on a single foreclosed property as discussed below under “Transactions with Executive Officers and Directors–Transactions with Affiliates” and Mr. Deal’s post-retirement consulting agreement discussed below under “Compensation of Directors—Narrative to 2007 Director Compensation Table”, the Corporation’s Board of Directors has affirmatively determined that of the sixteen members of the Board, the following twelve directors have no disqualifying material relationships with the Corporation or its subsidiaries and, are, therefore, independent: Messrs. Deal, Efird, Hackley, Howe, Maynard, McCauley, Thompson and Williams, and Mmes. Banner, Cablik, Chilton and Helm. Except as previously described, no other transactions, relationships or arrangements were considered by the Board in determining that each of the foregoing directors is independent. The categorical standards referenced above, as well as other corporate governance initiatives adopted by the Corporation, are set forth in the Corporation’s Corporate Governance Guidelines and are accessible at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf.

Attendance and Committees of the Board

The Board of Directors has established the following committees: the Executive and Risk Management Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members) and the Corporation’s Corporate Governance Guidelines. See “Director Independence” above. The charters of these committees are available for review on the Corporation’s website at http://www.bbt.com/bbt/about/
corporategovernance/boardcommittees.html and will be mailed to shareholders upon written request. Each committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants. Regularly scheduled executive sessions for only nonmanagement directors are held for all committees. Additionally, each committee annually conducts a review and evaluation of the performance of such committee. The current charter of each committee is reviewed and reassessed annually by the applicable committee to determine its adequacy in light of any changes to applicable rules and regulations.

Pursuant to the Corporation’s Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. Each of the directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2007. During 2007, the Board held seven meetings; the Executive and Risk Management Committee held four meetings; the Audit Committee held six meetings; the Compensation Committee held four meetings; and the Nominating and Corporate Governance Committee held four meetings. All of the Corporation’s directors attended the 2007 Annual Meeting of Shareholders.

A summary of the responsibilities of each of the committees follows:

Executive and Risk Management Committee. The Executive and Risk Management Committee is generally authorized to have and to exercise all of the powers of the Board between Board meetings, subject to restrictions imposed by the Corporation’s bylaws and by statute. The Executive and Risk Management Committee is responsible for reviewing and recommending approval of policies related to management of the BB&T subsidiaries’ investment portfolios, interest rate risk, loan portfolios and mortgage banking activities. The Executive and Risk Management Committee also reviews the Corporation’s processes for identifying, assessing, monitoring and managing credit risk, liquidity risk, market risk, operational risk, reputational risk and business strategy risk, and periodically reviews and assesses the adequacy of the Corporation’s risk management policies and procedures.

Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of the Corporation’s financial statements and disclosures and other internal control processes. The Audit Committee also (i) solely selects, retains, establishes the compensation for, and oversees and evaluates the qualifications, performance and independence of, the independent registered public accounting firm; (ii) oversees the Corporation’s internal audit function; (iii) receives regular reports from the Corporation’s internal auditor; and (iv) monitors the Corporation’s compliance with legal and regulatory requirements. The Audit Committee has six members and the Board has determined that each member is financially literate, as determined in accordance with NYSE standards. The Audit Committee has engaged PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2008. See “Proposal 2—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2008” below. See also “Audit Committee Report” below.

The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Jennifer S. Banner, the Chair of the Audit Committee, meets the requirements of an “audit committee financial expert” as defined by the SEC, and is independent and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the NYSE standards. Accordingly, Ms. Banner has been designated by the Board as the Corporation’s “audit committee financial expert.” In addition, the Board has determined that John P. Howe III, M.D., James H. Maynard and Jane P. Helm each meet the qualifications of an “audit committee financial expert” under the SEC’s regulations.

Compensation Committee. As provided in its charter, the Compensation Committee reviews and approves the Corporation’s compensation philosophy and practices, the Chief Executive Officer’s salary and the remuneration of other members of Executive Management, including each of the NEOs. The Compensation Committee also (i) oversees the Corporation’s short and long-term compensation plans and incentive compensation plans and (ii) reviews and recommends action by the Board on the Corporation’s various employee benefit plans, as appropriate. In addition, the Compensation Committee recommends to the full Board compensation for directors.

Consistent with the Corporation’s pay-for-performance compensation philosophy, compensation for Executive Management is structured to emphasize variable pay based on performance. For a discussion of the elements comprising the compensation program for the NEOs, please refer to the “Compensation Discussion and Analysis” section below. With respect to the Chief Executive Officer, the Compensation Committee periodically reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation. For members of Executive Management other than the CEO, the Compensation Committee receives recommendations from the CEO and, in its discretion, approves the compensation for these individuals. The Compensation Committee’s decision relating to each Executive Management member’s compensation (including the CEO) generally occurs on an annual basis and considers the aggregate amounts and mix of all the components of the individual’s compensation package. For additional information on the processes and procedures for the consideration and determination of executive compensation, please refer to the “Compensation Discussion and Analysis” section below.

In reviewing and recommending to the Board compensation and benefits for the directors, the Compensation Committee considers director compensation for a peer group of publicly-traded bank or financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose. Retainers, meeting fees and equity compensation provided to directors are generally set so as to be comparable to the market median of such peer group. For additional information on the compensation paid to directors, please refer to the “Compensation of Directors” section below.

The Compensation Committee routinely engages an outside compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes for Executive Management (including the NEOs) and director compensation, comparable base salary levels for Executive Management, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans, and related compensation matters.

Pursuant to its charter, the Compensation Committee is permitted to delegate to its Chair or a subcommittee of at least two members such power as the Compensation Committee deems to be appropriate, except for the powers required by law or regulation to be exercised by the whole Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis. The Nominating and Corporate Governance Committee considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating and Corporate Governance Committee also (i) reviews qualified candidates for election as directors, as needed; (ii) proposes the slate of director nominees for approval by the Board and subsequent election by shareholders; (iii) recommends the composition of Board committee membership; and (iv) administers the Corporation’s Related Person Transactions Policy and Procedures. With regard to corporate governance, the Nominating and Corporate Governance Committee reviews the Corporation’s Corporate Governance Guidelines and codes of ethics and recommends revisions, as needed, to the Board for approval. The Nominating and Corporate Governance Committee may periodically review and recommend director nomination procedures to the Board for adoption. See “Director Nominations” and “Other Matters—Proposals for 2009 Annual Meeting” below.

Executive Sessions

Under the Corporation’s Corporate Governance Guidelines, nonmanagement directors are required to meet in regular executive sessions of the Board of Directors at least three times per year and at such other times as they deem necessary or advisable. In January 2006, the Board designated and appointed an independent “Lead Director,” James H. Maynard, who has presided over executive sessions of the Board since April 2006. Shareholders or other interested parties may communicate with a nonmanagement director by contacting a specific nonmanagement director or the nonmanagement directors as a group as described under “Shareholder and Interested Party Communications with the Board” below.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, board responsibilities, retirement, meetings of nonmanagement directors and board compensation. The Corporate Governance Guidelines are available on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf. A shareholder also may request a copy of the Corporate Governance Guidelines by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

Related Person Transactions Policy and Procedures

Pursuant to the Corporation’s Related Person Transactions Policy and Procedures, it is the Corporation’s policy to enter into or ratify Related Person Transactions, as defined below, only when the Board of Directors, acting through the Nominating and Corporate Governance Committee, determines that the Related Person Transaction in question is consistent with the best interests of the Corporation and its shareholders. Under this written policy, any Related Person Transaction shall be consummated or shall continue only if the Nominating and Corporate Governance Committee (or the Chair, acting pursuant to delegated authority) approves or ratifies the transaction.

The term “Related Person Transaction” generally means a transaction, arrangement or relationship (or any series of the same) in which the Corporation (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest. A “Related Person” generally means a director, director nominee or executive officer of the Corporation; a person who is known to be the beneficial owner of more than 5% of any class of the Corporation’s common stock; and any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

Codes of Ethics

The Corporation maintains the Code of Ethics for Employees, which has been approved by the Board of Directors, to ensure that each employee of the Corporation and its subsidiaries understands the basic principles that govern BB&T’s corporate conduct and the conduct of its employees generally. The Corporation similarly maintains the Code of Ethics for Directors, also approved by the Board of Directors, which governs the conduct of BB&T’s directors generally. The Board also has adopted the Code of Ethics for Senior Financial Officers, which incorporates both the Code of Ethics for Employees and the Code of Ethics for Directors. A copy of each of the Code of Ethics for Employees, the Code of Ethics for Senior Financial Officers and the Code of Ethics for Directors may be found on the Corporation’s website by choosing the appropriate link at http://www.bbt.com/bbt/about/corporategovernance/codeofethics/. A shareholder may request a copy of each of the codes of ethics by contacting the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any waivers or substantive amendments of the Codes of Ethics applicable to the Corporation’s directors and certain of its executive officers (including members of Executive Management) will be disclosed on the Corporation’s website.

Shareholder and Interested Party Communications with the Board

Any shareholder or other interested party desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: name of director(s), as applicable), care of the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce the original of such communication for his or her review.

Director Nominations

As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors for the Corporation. The Nominating and Corporate Governance Committee is charged with selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of the Corporation and its shareholders.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration. When submitting a nomination to the Corporation for consideration, a shareholder must provide the following minimum information for each director nominee: full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of shares of BB&T Common Stock owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director also must be made in a timely manner and otherwise in accordance with the Corporation’s bylaws (please refer to Article II, Section 10 of the Corporation’s bylaws to determine the precise requirements for any shareholder nomination). If the Nominating and Corporate Governance Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of the Corporation’s outstanding voting stock for at least one year as of the date of such recommendation, the Corporation, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating and Corporate Governance Committee chose to nominate the candidate, as well as certain other information.

In addition to potential director nominees submitted by shareholders, the Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described above.

As noted above under “Proposal 1 – Election of Directors” and pursuant to the Corporation’s bylaws, the Board of Directors, acting upon recommendations from the Nominating and Corporate Governance Committee, appointed Stephen T. Williams in December 2007 and Thomas N. Thompson in January 2008 to serve as members of the Board and each is a nominee for election as a director of the Corporation for a one-year term that will expire at the Annual Meeting of Shareholders in 2009. Each of Messrs. Williams and Thompson were recommended to the Nominating and Corporate Governance Committee by the Chief Executive Officer. No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the 2008 Annual Meeting. Any shareholder desiring to present a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2009 Annual Meeting must do so in accordance with the Corporation’s policies and bylaws. See also “Other Matters—Proposals for 2009 Annual Meeting” below.

Share Ownership of Directors

Pursuant to the Corporation’s Corporate Governance Guidelines and bylaws, each director is expected to own at least 2,500 shares of BB&T Common Stock within three years after initial election or appointment and to continue to own such shares throughout the full term of the director’s service. Currently, fifteen of the sixteen directors own the requisite number of shares and the remaining director is making satisfactory progress towards meeting this requirement. The share ownership requirement was increased from 1,000 to 2,500 shares by the Board at the December 2006 Board of Directors meeting.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Corporation by its independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. To qualify for the de minimis exception: (i) the aggregate amount of all such non-audit services provided to the Corporation must not constitute more than 5% of the total amount of revenues paid by the Corporation to its independent registered public accounting firm during the fiscal year in which the services are provided; (ii) the Corporation must not have recognized such services at the time of the engagement to be non-audit services; and (iii) the non-audit services must promptly be brought to the attention of the Audit Committee and, prior to the completion of the audit, approved by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee. Under the terms of its charter, the Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2007, all of the non-audit services (see “Fees to Auditors” below, for a description of such services) provided by the Corporation’s independent registered public accounting firm were approved by the Audit Committee.

Policy for Accounting and Legal Complaints

The Audit Committee has adopted a policy that governs the reporting of (i) employee complaints regarding accounting, internal accounting controls or auditing matters, and (ii) evidence of (x) a material violation by the Corporation or any of its officers, directors, employees or agents of federal or state securities laws, (y) a material breach of fiduciary duty arising under federal or state law, or (z) a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. Any complaints regarding such matters will be reported to the Corporation’s General Counsel, who will investigate or cause to be investigated all matters reported pursuant to this policy and will maintain a record of such complaints that includes the tracking of their receipt, investigation and resolution. However, if such a complaint is raised by an attorney in the Corporation’s legal department, then the complaint will be reported to the Corporation’s General Auditor, who will assume the responsibility for investigating, recording and tracking the matter. The General Counsel (or the General Auditor, as the case may be) will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. This policy may be found on the Corporation’s website at http://www.bbt.com/bbt/about/corporategovernance
/pdf/AcctLegalComplaintPolicy.pdf.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Corporation’s directors and certain of its executive officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC and the Corporation is required to report in this proxy statement any failure to file by the established dates during 2007. In 2007, there were two late filings made by directors of the Corporation, one by James H. Maynard reporting a single transaction and the other by Nido R. Qubein reporting a single transaction. To the best of the Corporation’s knowledge, all of the filing requirements were otherwise satisfied by the Corporation’s directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended. In making this statement, the Corporation has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of six directors and operates under an amended charter adopted by the Board of Directors on February 26, 2008. The Board of Directors has determined, in its business judgment, that each member of the Audit Committee is independent as required by applicable securities law and is financially literate based on standards adopted by the NYSE and the Corporation’s Board of Directors. The primary duties and responsibilities of the Audit Committee are to monitor (i) the integrity of the Corporation’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) the Corporation’s compliance with certain legal and regulatory requirements; and (iii) the independence and performance of the Corporation’s internal and external auditors. The Audit Committee also selects the Corporation’s independent registered public accounting firm. Management of the Corporation is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the SEC.

Submitted by the Audit Committee of the Board of Directors, whose current members are:

Jennifer S. Banner, Chair	John P. Howe, III, M.D.
Anna R. Cablik	James H. Maynard
L. Vincent Hackley	Stephen T. Williams

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Philosophy and Guiding Principles

BB&T’s executive compensation philosophy is based on three guiding principles:

•	Compensation and reward systems are management tools to achieve business results;

•

Total compensation opportunities are established relative to organizations with which we compete for talent and shareholder investments and are set at levels that enable BB&T to attract and retain executives critical to its long-term success; and

•	Total compensation is aligned with shareholder interests when it is paid based upon the achievement of financial goals that BB&T has set and attained for the performance period.

BB&T believes that compensation should be set for the Chief Executive Officer and the other Named Executive Officers as set forth below under “Compensation of Executive Officers—2007 Summary Compensation Table” (collectively, the “NEOs”) in line with the performance of BB&T on both a short-term and long-term basis. It is BB&T’s practice to provide a balanced mix of cash and equity-based compensation in order to align the interests of the NEOs with that of BB&T’s shareholders and to encourage the NEOs to act as equity owners of BB&T. The total compensation program for NEOs currently consists of the following:

•	annual salaries;

•	annual cash incentives;

•	incentive stock awards;

•	long-term incentive compensation; and

•	certain retirement and other employee benefits.

BB&T operates in the highly-competitive financial services industry where the attraction and retention of talented executives is critical to its future success. For this reason, BB&T has designed a total compensation program that is intended to be competitive with peer financial services institutions.

The Compensation Committee administers BB&T’s compensation program for the NEOs. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive program, which includes approving annual and long-term target awards under BB&T’s bonus and stock plans. The Compensation Committee also approves the performance goals for all compensation programs that utilize performance metrics and evaluates performance at the end of each performance period (i.e., annually and on a three-year basis). The Compensation Committee approves annual cash incentive award opportunities, stock option awards, restricted stock awards and long-term incentive award opportunities. The Compensation Committee also sets the level and components of the compensation for the Chief Executive Officer and reviews and approves the compensation for the other NEOs.

Overview of NEO Compensation Program

BB&T’s practice is to provide incentives through its compensation program that promote both the short- and long-term financial objectives of BB&T. Achievement of short-term objectives is rewarded through base salary and annual cash incentives, while long-term equity and performance-based incentive grants encourage NEOs to focus on BB&T’s long-term goals. These incentives are based on financial objectives of importance to BB&T and its shareholders, including earnings growth and cash basis return on assets and return on equity. BB&T’s compensation practices reflect BB&T’s pay-for-performance philosophy, whereby approximately 75% of each NEO’s total annual compensation for 2007 is at risk and tied to company performance. BB&T believes that compensation programs that lead to equity ownership ensure that the interests of the NEOs are aligned with BB&T’s shareholders.

Total annual compensation is comprised of base salary, annual cash incentives, incentive stock awards and long-term incentive awards. The 2007 target payout levels (which are expressed as a percentage of base salary, as described below) for the various compensation elements were substantially unchanged from 2006 levels, except with respect to Mr. Henson and the target levels for the 2007 annual cash incentive awards to the NEOs, each of which is discussed below.

The pie charts below show the mix of compensation elements which were targeted to be paid for 2007 (assuming the achievement of applicable performance metrics at target levels) to Mr. Allison and to the other four NEOs (averaged together):

The pie charts below show the mix of compensation elements actually paid for 2007 to Mr. Allison and to the other four NEOs (averaged together):

Competitive Benchmarking

The compensation structure for NEOs emphasizes variable pay based on performance. BB&T generally benchmarks each element of compensation against the market with the objective of targeting total compensation at the market median. To achieve this goal, BB&T compares total compensation opportunities as well as each element of pay, including base salary and annual and long-term incentives, to a peer group of publicly-traded bank or financial services holding companies (the “Peer Group”). BB&T selects the Peer Group and an outside compensation consultant validates this selection. The Compensation Committee has determined that the group so selected is an appropriate comparison group for this purpose. The Peer Group used for evaluating the NEOs’ compensation is also used for benchmarking BB&T’s performance. The peer review conducted for 2007 resulted in the designation by the Compensation Committee of the following twelve financial institutions as the Peer Group:

BB&T 2007 Peer Group

Institution	State	Assets (in Billions) 12/31/2007
Comerica	MI	$62.3
Fifth Third	OH	111.0
KeyCorp	OH	100.0
M&T	NY	64.9
Marshall & Ilsley	WI	59.8
National City	OH	150.3
PNC	PA	138.9
Popular	PR	44.4
Regions	AL	141.0
SunTrust	GA	179.6
UnionBanCal	CA	55.7
U.S. Bancorp	MN	237.6

BB&T	NC	$132.6

The Peer Group was selected based upon relative size, company performance and business mix. Because fewer companies comparable in asset size to BB&T remain independent, BB&T’s total assets and market capitalization currently approximate the 60th percentile of the Peer Group. This same group of companies serves as the Peer Group in the Performance Graph set forth in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Consultant

The Compensation Committee biennially engages an outside compensation consultant to review the competitiveness and effectiveness of BB&T’s executive compensation program relative to market practices and business goals. BB&T historically has retained Mercer to act as its compensation consultant. The consultant reviews overall compensation levels and the relationship of BB&T’s financial performance to actual pay levels received over the previous year. The consultant also reviews financial results over one and three-year periods and examines metrics, including operating income growth, earnings per share growth, return on average equity, return on average assets, efficiency ratios, salary expense as a percent of revenue and total shareholder return (including over a five year period).

The consultant recommends to the Compensation Committee changes in the mix of cash versus equity compensation to be offered as well as the types of long-term incentives to be granted. The consultant makes suggestions related to award target levels and the types of performance measures to be used in BB&T’s annual and long-term plans consistent with BB&T’s business strategies and presents the relevant practices of peer companies. As mentioned above, the consultant and BB&T develop the list of peer companies to be used for compensation and financial analyses. During the fourth quarter of 2006, which is when the consultant conducted its comprehensive review applicable to compensation for 2007, the consultant prepared tally sheets, which are summary analyses of total compensation with respect to each of the members of Executive Management, including the NEOs. These tally sheets included all forms of annual direct compensation (i.e., base salary, annual cash incentives, incentive stock awards and long-term incentives) as well as employee benefits, including pension and retirement benefits. In addition, the Compensation Committee requested and reviewed a full analysis of termination benefits in the event of an executive’s termination under existing employment contracts as well as in the event of a change of control.

The consultant shares preliminary findings with the Chair of the Compensation Committee and presents the full report to the Compensation Committee. The Compensation Committee reviews the information provided by the consultant, including the summary analyses of all elements of compensation paid to each of the NEOs. For 2007, using the information provided by the consultant from the comprehensive review, the Compensation Committee determined the appropriate mix of short-term and long-term compensation for the Chief Executive Officer and, based upon recommendations from the Chief Executive Officer, also determined the appropriate mix of short-term and long-term compensation for each of the other NEOs. The next comprehensive review by the compensation consultant is scheduled to occur in the fourth quarter of 2008.

Components of Executive Compensation

Annual Base Salary

BB&T historically has positioned NEO salaries at the median against the Peer Group. BB&T believes that the vast majority of a NEO’s compensation should be variable, and at risk based on the performance of BB&T. Accordingly, base salary plays a modest role in the overall total compensation of the NEOs. Salaries for NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on prevailing changes in market rates for equivalent executive positions in similarly-situated companies, as well as a subjective evaluation of such factors as the individual’s level of responsibility and overall contribution to BB&T.

In its review of base salaries for 2007, the Compensation Committee considered the positioning of BB&T’s salaries for its NEOs as compared to similarly-situated executives relative to the market as validated by the compensation consultant, the tenure and performance of the NEOs and the recommendations of the Chief Executive Officer on salary increases for the other NEOs. Based on that review, the Compensation Committee increased by an average of 5.4% the base salaries of the Chief Executive Officer and the other NEOs, except for Mr. Henson. The Compensation Committee determined that the total compensation paid in 2006 to Mr. Henson placed him in the bottom quartile of the Peer Group for principal financial officers. Based upon Mr. Henson’s level of responsibility, the low compensation payable to Mr. Henson relative to similarly-situated executives in the Peer Group, the fact that Mr. Henson did not receive a base salary increase when he was promoted to Chief Financial Officer in July of 2005 and the recommendations of the Chief Executive Officer, the Compensation Committee increased Mr. Henson’s base salary for 2007 by 56.7%. Because many of the other elements of the BB&T compensation program are targeted based on the applicable executive’s base salary, Mr. Henson’s 2007 base salary increase resulted in increases to the other elements of his 2007 compensation package relative to 2006.

2007 Base Salary Adjustments

Name	2006 Base Salary	Increase	Percentage Increase	2007 Base Salary (effective 4/07)
John A. Allison IV	$936,000	$39,000	4.2%	$975,000
Kelly S. King	$624,000	$26,000	4.2%	$650,000
W. Kendall Chalk	$442,000	$33,000	7.5%	$475,000
Robert E. Greene	$416,000	$24,000	5.8%	$440,000
Christopher L. Henson	$280,800	$159,200	56.7%	$440,000

Annual Cash Incentives

The BB&T Corporation Short-Term Incentive Plan (the “Bonus Plan”) is an annual cash incentive program that provides cash awards to NEOs and other key employees based on the achievement of performance goals established annually by the Compensation Committee. The performance criteria applicable to the Chief Executive Officer and the other NEOs for purposes of the Bonus Plan are determined based solely on corporate performance. Under the Bonus Plan, the Compensation Committee may determine corporate performance based on a variety of factors, including earnings per share, market share, sales, stock price, return on equity, return on average assets and/or expense management. The size of each NEO’s cash award is determined by establishing a target incentive award expressed as a percentage of the NEO’s base salary up to a maximum amount established by the Compensation Committee.

For 2007, the Compensation Committee set the target Bonus Plan award for Mr. Allison and Mr. King at 125% of base salary, for Mr. Chalk at 100% of base salary, and for Mr. Greene and Mr. Henson at 85% of base salary. For 2006, the Compensation Committee set the target Bonus Plan award for Mr. Allison and Mr. King at 100% of base salary, for Mr. Chalk at 90% of base salary, and for Mr. Greene and Mr. Henson at 75% of base salary. The increased 2007 target levels were established based upon the recommendation of the compensation consultant following the Peer Group review discussed above, which indicated that the targeted annual cash incentive compensation for the NEOs placed them in the bottom quartile of the Peer Group. For the Chief Executive Officer and the other NEOs, the Compensation Committee established corporate performance goals for 2007 based on cash basis earnings per share (weighted at 80%) and cash basis return on assets (weighted at 20%). The Compensation Committee believes that these two corporate performance goals have a meaningful bearing on long-term increases in shareholder value. Cash basis earnings per share growth has a strong long-term correlation with shareholder returns, which is the reason it is weighted at 80%. Cash basis return on assets is also correlated with long-term returns to shareholders and reflects the fundamental risk level and financial soundness of the business.

For 2007, the Compensation Committee set the cash basis earnings per share target at $3.50 per share (with a threshold goal of $3.27 per share and a maximum goal of $3.65 per share). The cash basis earnings per share target of $3.50 was consistent with BB&T’s internal cash basis earnings per share forecast for 2007 and represented a growth rate of 7%. The cash basis earnings per share threshold for 2007 was set at BB&T’s actual 2006 cash basis earnings per share. The 2007 cash basis return on assets target was set by the Compensation Committee at 1.43% (with a threshold goal of 1.30% and a maximum goal of 1.61%). The cash basis return on assets target of 1.43% was set at the median of the Peer Group’s actual cash basis return on assets for 2006. The cash basis return on assets threshold was established at approximately the 25th percentile of the Peer Group’s actual cash basis return on assets performance for 2006 and the maximum goal was established at approximately the 75th percentile of the Peer Group’s actual cash basis return on assets performance for 2006.

BB&T achieved cash basis earnings per share of $3.29 in 2007, or approximately 94% of the target, and achieved cash basis return on assets of 1.50%, or approximately 105% of the target. Based on this level of corporate performance and in accordance with the payout scale approved by the Compensation Committee,

NEOs were eligible for, and received, bonus payments for 2007 in the aggregate amount of $1,761,640, which was approximately 55.28% of the aggregate target awards established by the Compensation Committee. The payout scale approved by the Compensation Committee provides for payments over a relatively small range between threshold and target performance and reflects the Committee’s high performance expectations. Accordingly, Bonus Plan payments for 2007 were approximately 55.28% of the target levels even though cash basis earnings per share was approximately 94% of the target and cash basis return on assets was approximately 105% of the target. This result was largely driven by the achievement of cash basis earnings per share that exceeded the threshold by $.02 per share. Awards to the NEOs under the Bonus Plan for performance in 2007 are reflected in column (g) of the 2007 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

2007 Bonus Plan Payments

Name	Targeted 2007 Bonus Plan Payments, Assuming Achievement of Performance Metrics at Target	Actual 2007 Bonus Plan Payments, based on BB&T’s 2007 Performance
John A. Allison IV	$1,206,563	$666,988
Kelly S. King	$804,375	$444,659
W. Kendall Chalk	$466,750	$258,019
Robert E. Greene	$368,900	$203,928
Christopher L. Henson	$340,170	$188,046

Incentive Stock Awards

BB&T places great importance on equity as a form of compensation, and stock ownership is a key objective of the compensation program. The Compensation Committee and BB&T’s Chief Executive Officer are strong advocates of providing equity opportunities to the members of Executive Management, including the NEOs, and encourage these executives to be owners of BB&T Common Stock. As of February 27, 2008, members of Executive Management, including the NEOs, collectively owned approximately 1,286,884 shares of BB&T’s Common Stock. The proportion of compensation provided to NEOs through equity compensation and long-term incentives is the largest element of the executive’s compensation. For 2007, approximately 61% of Mr. Allison’s target total compensation and approximately 55%, on average, of the other NEOs’ target total compensation is composed of long-term equity or performance units. Historically, incentive stock awards have constituted a significant portion of the NEOs’ compensation.

For 2007, incentive stock awards were made under the shareholder-approved BB&T Corporation 2004 Stock Incentive Plan (the “2004 Stock Plan”). The 2004 Stock Plan allows for equity-based awards to selected participants, including NEOs, as determined by the Compensation Committee and the Board of Directors. Awards that may be granted by the Compensation Committee to NEOs include incentive stock options and nonqualified stock options; stock appreciation rights; restricted stock awards and restricted stock units; performance shares and performance units; and phantom stock awards.

For 2007, the Compensation Committee approved a target incentive stock award for each NEO that was composed of stock options and performance-based restricted stock units. Approximately half of each award was made in the form of stock options and the other half consisted of performance-based restricted stock units, with the aggregate target award levels expressed as a percentage of salary. After considering recommendations made by the compensation consultant, the Compensation Committee set the 2007 target opportunity for each NEO’s incentive stock award as follows: Mr. Allison—245% of salary; Mr. King—210% of salary; Mr. Chalk—175% of salary; Mr. Greene—140% of salary; and Mr. Henson—140% of salary. These target levels are intended to provide an incentive stock award opportunity that is on par with the median of the Peer Group for similarly situated executives. The Compensation Committee uses the Black-Scholes model to estimate the present value of BB&T stock options, based on a set of assumptions. The Compensation Committee determines the value of performance-based restricted share units based on the price of BB&T’s Common Stock on the grant date. The number of options or performance-based restricted stock units granted is determined by dividing the target amount of compensation to be delivered through the award by the estimated value of the equity award. Using this methodology, the NEOs received the following grants of stock options and performance-based restricted stock units in 2007:

2007 Incentive Stock Awards

Name	Non-Qualified Stock Options (#)(1)	Black-Scholes Value of Stock Options ($)(2)	Performance- Based Restricted Stock Units (#)	Estimated Value of Performance- Based Restricted Stock Units ($)(2)
John A. Allison IV	221,015	$1,182,430	26,782	$1,182,425
Kelly S. King	126,294	$675,673	15,304	$675,672
W. Kendall Chalk	76,337	$408,403	9,250	$408,388
Robert E. Greene	56,785	$303,800	6,881	$303,796
Christopher L. Henson	52,362	$280,137	6,345	$280,132

(1)	The option exercise price for the 2007 awards was $44.15 per share, which was the closing price on the date of the grant.
(2)	The table reports the value the Compensation Committee seeks to deliver in making the award. In the case of both stock options and performance-based restricted stock units, the number of options or units granted is determined by dividing the target amount of compensation by the estimated value of the equity award. For stock options, the award is valued based on the Black-Scholes value of the options. For performance-based restricted stock units, the number of units awarded depends on the closing price of BB&T’s Common Stock ($44.15) on the grant date. In accordance with regulations of the SEC, the value of the awards that is reported in the compensation tables following the CD&A section of this Proxy Statement is determined using the amount of expense BB&T is required to recognize for accounting purposes under FAS 123(R). For stock options, the FAS 123(R) accounting expense is the same as the values used by the Compensation Committee to determine target compensation. For performance-based restricted stock units, the FAS 123(R) accounting expense is calculated by discounting the closing price of BB&T’s Common Stock on the grant date by the present value of the dividends that are expected to be foregone during the five year vesting period. For the FAS 123(R) values of the awards and a discussion of how BB&T computes the FAS 123(R) value, please refer to columns (e) and (f) of the 2007 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

Stock Options. Stock options historically have been an important part of BB&T’s equity program. The Compensation Committee believes that stock options are inherently performance-based and effectively align the interests of the recipients with those of the shareholders because stock options only have value if BB&T’s stock price increases relative to its stock price on the date of the award. As in prior years, BB&T’s 2007 stock option awards vest 20% per year on each of the first five anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price for each stock option grant in 2007, including each award to the NEOs, was the market closing price on the date of grant. The Peer Group analysis indicates that the majority of BB&T’s peers use a three-year ratable vesting period; however, the Compensation Committee believes that the five-year ratable vesting period combined with a ten-year term is appropriate for BB&T since these features tend to encourage executives to focus on the long-term maximization of shareholder value and the longer vesting period acts as a retention tool. BB&T also believes that the longer vesting period benefits the shareholders because the compensation expense recognized in BB&T’s financial statements is spread over the five-year vesting period. As a general matter, this effectively reduces the front-end cost of BB&T’s stock options relative to the cost that would be recognized for options with a shorter vesting period. However, for employees who are retirement eligible (such as Mr. Allison and three of the other four NEOs), the accounting rules require that the compensation expense for all equity awards be fully recognized in the year of the award.

Performance-Based Restricted Stock Awards. In 2006, BB&T introduced the use of performance-based restricted stock awards for NEOs. Performance-based restricted stock awards are granted as units. Each unit relates to a contingent share of Common Stock that is not earned or issued until specific performance conditions are met. The ability to earn shares based on performance over a three-year period was viewed as an efficient and performance-based way to provide alignment with shareholders and potentially greater retentive value to the NEOs. If the specific performance conditions are met, shares of BB&T Common Stock are issued to the NEO at the end of the five year vesting period, without any additional restrictions, other than those imposed by law. No dividends are paid on the shares underlying the performance-based restricted stock units until the shares are actually issued. BB&T believes that the strong retentive features of restricted stock are further enhanced in a volatile stock market, which the financial services industry has experienced in recent times.

For the 2007 performance-based restricted stock awards for eligible BB&T employees, including the NEOs’ awards, the Compensation Committee set the corporate performance metric as a three-year average (2007-2009) cash basis return on equity of 18.94%. If BB&T’s three-year average cash basis return on equity meets or exceeds this goal, then 100% of the shares will have been earned; however, if the target performance is not achieved, then the NEOs will not receive any shares. The Compensation Committee believes that cash basis return on equity, when measured over a three-year period, measures how well the NEOs are deploying the financial resources of BB&T to generate long-term shareholder value through earnings growth. Cash basis return on equity is correlated with shareholder returns. By using cash basis earnings per share growth and cash basis return on assets for short-term awards (specifically, Bonus Plan awards) and cash basis return on equity for long-term awards (specifically, performance-based restricted stock and long-term incentive plan awards), the key measures of performance that are controlled by management have been integrated into the NEOs’ compensation program. In addition to the performance-based measure, vesting of the performance-based restricted award is contingent upon the NEO’s continued employment with BB&T for two years beyond the three-year performance period (i.e., total vesting is on a “cliff” basis, with vesting set to occur at the end of the five-year period). The Peer Group analysis indicates that the majority of BB&T’s peers do not institute an additional, time-based vesting requirement for comparable performance-based awards; however, the Compensation Committee believes that this additional vesting requirement promotes the retention of these highly valued executives and is therefore in the best interests of the shareholders. Under the terms of the 2007 performance-based restricted stock award, if the 2007-2009 performance target is met, then a number of shares of BB&T Common Stock equal to the restricted stock units awarded in 2007 will be issued on February 20, 2012, so long as the NEO is still employed by BB&T.

Equity Award Timing Policy. Generally, the timing of BB&T’s regular annual awards is determined months in advance of the actual grants in order to coincide with a regular meeting of the Board of Directors and the Compensation Committee. The grant date is established when the grants and all key terms are approved by the Board of Directors or the Compensation Committee, as the case may be. As discussed above, the exercise price for each stock option grant in 2007 as the market closing price on the date of grant. In addition, the 2004 Stock Plan includes a prohibition on the repricing, replacement, or buyout of awards under the plan. Newly hired employees who are not executive officers may receive equity incentive awards upon the approval of Mr. Allison, acting upon authority delegated to him by the Compensation Committee and the Board of Directors. In 2007, BB&T changed its new hire award practices so that new hires may receive restricted stock awards and/or stock options, which are valued as of the 30th day after their employment hire date. In 2007, prior to this change, new hires only received restricted stock awards that were valued as of the date of their offer letter. Mr. Allison is also authorized by the Compensation Committee and the Board of Directors to make special equity awards to employees for retention purposes, such as in the event that a highly valued employee is being recruited by a competitor.

Long-Term Incentive Awards

In 1996, BB&T established a long-term performance unit incentive plan (“LTIP”) for members of Executive Management only, including the NEOs, which is provided as a component of their annual grant under the 2004 Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee’s discretion, in the form of shares of BB&T Common Stock, cash or a combination of both. Since the inception of the LTIP, all awards have been paid to the NEOs in cash. The rationale for paying cash has been in part to provide NEOs with additional cash to facilitate the exercise of stock options and retention of the acquired shares, as opposed to conducting a “cashless” exercise where a number of shares are immediately sold on the open market to generate proceeds equal to the exercise price of the stock options.

The objective of the LTIP is to motivate and reward financial performance over a three-year period. While options are generally held until the latter part of their ten-year term, and the cash-based Bonus Plan measures one year performance, the LTIP was designed to measure internal (and relative) performance over three-year cycles. Each year begins a new three-year cycle. At the beginning of each three-year cycle, the Compensation Committee, after considering information from the compensation consultant’s most recent comprehensive review, determines the performance measures and payout range.

The Compensation Committee, based on the compensation consultant’s most recent comprehensive review, annually develops the goals, size of awards and performance scale for each grant of performance units. This process has three components: (i) a performance scale with an associated payout percentage that may range from 0-200%; (ii) a target percentage of the NEO’s salary that represents the value of the award that may be paid to an individual NEO based on actual performance compared to the range of results established in the performance scale; and (iii) the average salary of the NEO over the applicable valuation period. The performance scale set by the Compensation Committee is generally based on average cash basis return on equity for a three-year period. The midpoint of the performance scale is typically established to reflect median performance levels of the Peer Group. Based on an analysis of historical performance, threshold and maximum levels are established to approximate peer quartile levels of performance (i.e., top quartile performance would generate maximum awards and below median performance would generate awards below target levels, potentially down to zero). The Compensation Committee believes that cash basis return on equity, when measured over a three-year period and relative to Peer Group performance, measures how effectively the financial resources of BB&T have been utilized to generate long-term shareholder value through earnings growth. As noted above, by using cash basis earnings per share growth and cash basis return on assets for short-term awards and cash basis return on equity for long-term awards, the key performance measures controlled by management are integrated into the NEOs’ compensation program. The actual value of the LTIP performance unit is calculated by taking the product of the applicable target percentage for each NEO multiplied by the average salary of the NEO over the three-year valuation period multiplied by the payout percentage, as follows:

Applicable Target % for each NEO x 3-Year Average Salary x Payout %

In 2005, the Compensation Committee set the 2005-2007 LTIP performance unit cycle and provided that the performance criteria would be average cash basis return on equity for the three-year performance cycle, with a threshold goal of 17.37%, a target goal of 20.29%, and a maximum goal of 26.56%. The threshold, target and maximum goals were based, respectively, on the 25th, median and 75th percentile levels of the Peer Group’s average cash basis return on equity for the three-year period ending December 31, 2004. For the 2005-2007 performance cycle, BB&T attained a cash basis return on equity of 27.76%, which entitled the participants to receive an award of 200% of their target payout. The applicable target percentage as set by the Compensation Committee for each NEO for the 2005-2007 performance unit cycle was as follows: Mr. Allison—105% of average base salary; Mr. King—90% of average base salary; Mr. Chalk—75% of average base salary; Mr. Greene—60% of average base salary; and Mr. Henson—60% of average base salary. The 2005-2007 LTIP performance unit awards paid for 2007 to the NEOs are reflected in column (g) of the 2007 Summary Compensation Table included under the “Compensation of Executive Officers” section below.

2005-2007 LTIP Performance Cycle Payments

Name	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Actual LTIP Payment, Based on 2005-2007 Performance ($)(1)
John A. Allison IV	$244,220	$976,878	$1,953,756	$1,954,576
Kelly S. King	$137,679	$550,716	$1,101,432	$1,101,900
W. Kendall Chalk	$81,829	$327,315	$654,630	$660,376
Robert E. Greene	$61,712	$246,846	$493,692	$495,900
Christopher L. Henson	$41,741	$166,965	$333,930	$378,320

(1)	Under the approved formula, the actual payment is based on average salary over the three-year performance cycle. When the threshold, target and maximum payments were established in 2005, such payments were based on each executive’s base salary for 2005 with assumptions made for increases in base salary for subsequent years in the performance cycle. Actual payments under the LTIP exceeded the estimated maximum target amount because actual salaries during the performance cycle exceeded the salaries assumed for purposes of calculating such targets.

For 2007, the Compensation Committee established the 2007-2009 LTIP performance unit cycle and provided that the performance criteria would be average cash basis return on equity for the three-year performance cycle, with a threshold goal of 18.94%, a target goal of 20.65%, and a maximum goal of 29.27%. The threshold, target and maximum goals were based, respectively, on the 25th, median and 75th percentile levels of the Peer Group’s average cash basis return on equity for the three-year period ending December 31, 2006. The Compensation Committee approved the individual NEO’s target payouts as follows: Mr. Allison—105% of average base salary; Mr. King—90% of average base salary; Mr. Chalk—75% of average base salary; Mr. Greene—60% of average base salary; and Mr. Henson—60% of average base salary. The estimated target, threshold and maximum payments under the 2007-2009 LTIP performance unit awards are reflected in the 2007 Grants of Plan-Based Awards Table included under the “Compensation of Executive Officers” section below.

Employment Agreements

BB&T uses employment agreements to secure the services of key talent within the highly competitive financial services industry. Generally, the employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to the needs of BB&T and its shareholders. All the NEOs have entered into employment agreements with BB&T. Each employment agreement includes provisions (i) prohibiting the executive from competing against BB&T (or working for a competitor) in the event the executive leaves BB&T, (ii) providing for payments in the event the executive is terminated by BB&T for other than “just cause” or if the executive voluntarily terminates his employment with BB&T for “good reason” and (iii) providing for payments if the executive is terminated for any reason following a “change of control.” These arrangements define compensation and benefits payable to NEOs in certain termination and certain merger and acquisition scenarios, giving them some certainty regarding their individual outcomes under these circumstances. BB&T believes these arrangements appropriately minimize the distraction of the NEOs in the event of certain merger and acquisition scenarios, allowing them to remain neutral and focused on maximizing shareholder value. In addition, the non-competition provisions protect BB&T from a competitive disadvantage if one of the NEOs were to leave the company to work for a competitor. The employment agreements are reviewed by the Compensation Committee on an as needed basis, based on market trends or on changes in BB&T’s business environment.

The employment agreements with Mr. Allison, Mr. King and Mr. Chalk provide for three-year terms and the employment agreements for the other NEOs provide for five-year terms. Effective December 31, 2006, BB&T elected to revise the agreements with Mr. Allison, Mr. King and Mr. Chalk to provide a three-year contract term (instead of a five-year term, as was the case previously) after a review of information provided by the compensation consultant showed that three-year contract terms were a more common practice within the financial services industry. BB&T elected to retain the longer five-year term for the other NEOs in light of the age and relative career stage of those executives.

The employment agreements for each of the NEOs are described in greater detail under “Compensation of Executive Officers—Narrative to 2007 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control.” For a description of the material terms of the employment agreements for the NEOs, including the definitions of the terms “just cause”, “good reason” and “change of control”, and the potential values of severance and change of control compensation under such agreements, see “Compensation of Executive Officers—Narrative to 2007 Summary Compensation Table” and “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control” below.

Pension Plan

The NEOs participate in the BB&T Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible employees, on the same basis as other similarly situated employees. The Pension Plan provides retirement benefits based on length of service and salary level leading up to retirement with benefits increasing substantially as a participant approaches retirement. BB&T believes the retirement benefits provided by the Pension Plan are meaningful in their own right. However, BB&T also views the Pension Plan as an important retention tool for the NEOs and other highly compensated employees in the later stages of their careers because the Pension Plan benefits would not easily be replicated upon the employee’s departure from the company prior to retirement. The NEOs also participate in the BB&T Corporation Non-Qualified Defined Benefit Plan, which is an unfunded excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs (other than Mr. Greene). The primary purpose of the BB&T Corporation Non-Qualified Defined Benefit Plan is to supplement the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain limitations in the Internal Revenue Code of 1986 (the “Code”). Without this supplemental plan, the retirement benefits earned by the NEOs would be severely reduced and the Compensation Committee believes that this supplemental plan, as used in conjunction with the Pension Plan, assures that BB&T will enjoy the full benefit of the Pension Plan’s retentive features.

Mr. Greene is the only NEO who participates in the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan (“SERP”), which is more fully described in “Compensation of Executive Officers—Narrative to 2007 Pension Benefits Table” below. The SERP is a plan that was made available only to former employees of Southern National Corporation prior to the merger of equals with BB&T in 1995 and Mr. Greene is the only NEO who is a former employee of Southern National. Supplemental executive retirement plans are frequently used by companies as a recruitment device to attract executives who forfeit meaningful retirement benefits when they change employers. Since BB&T has a strong, long-standing preference to promote from within, BB&T does not typically provide its employees, including the NEOs, with supplemental executive retirement plans.

Perquisites Practices

BB&T provides NEOs with perquisites and other personal benefits that BB&T believes are reasonable and consistent with BB&T’s overall compensation program to better enable BB&T to attract and retain superior employees for key positions. In 2007, BB&T provided its NEOs with perquisites related to (i) the maintenance of a residential security system previously provided by BB&T and (ii) cash benefit adjustments pursuant to an election to opt out of BB&T group term life insurance coverage. The residential security system benefit is provided for the protection of the NEOs and to reduce the risk to BB&T from the loss of a key executive. BB&T has encouraged members of senior management (including the NEOs) to opt out of the Corporation’s group term life insurance coverage and to have the portion of the group term life insurance premium that would have been paid by BB&T applied to a policy owned by the individual and provided through BB&T Insurance Services, Inc., a wholly owned subsidiary of BB&T. This benefit encourages members of senior management, including the NEOs, to purchase life insurance from a BB&T-owned company at no additional cost to BB&T. This process reduces the group insurance cost for BB&T. BB&T does not provide Executive Management, including the NEOs, with perquisites such as personal club memberships, vacation houses or apartments, personal travel on corporate aircraft or similar perks.

Other Employee Benefits

During 2007, BB&T maintained various employee benefit plans that constitute a portion of the total compensation package available to NEOs and all eligible employees of BB&T. These plans consisted of the following:

•	the BB&T Corporation 401(k) Savings Plan, which in 2007 permitted employees to contribute up to 50% of their compensation with BB&T matching up to 6% of their contribution;

•

the BB&T Corporation Non-Qualified Defined Contribution Plan, which is designed to supplement the benefits under the BB&T Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Code (during 2007, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation); and

•	a health care plan that provides medical and dental coverage for all eligible employees; and certain other welfare benefits (such as sick leave, vacation, etc.).

Benefits for the NEOs are determined by the same criteria applicable to all BB&T employees. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with BB&T. These benefits help BB&T to be competitive in attracting and retaining employees. Benefits also help to keep employees focused without distractions related to paying for health care, adequate savings for retirement and similar issues. The Compensation Committee concluded that these employee benefit plans are consistent with plans provided by the Peer Group to their named executive officers and with industry standards.

Retirement of Mr. Chalk

Mr. Chalk has announced his decision to retire from the Corporation, effective September 1, 2008. Upon his retirement, Mr. Chalk will be entitled to accelerated vesting of all outstanding unvested equity awards, pro rata payments under the LTIP through the retirement date and the full balance of his retirement accounts. To the extent that the vesting of any performance based awards is accelerated in accordance with the foregoing, payments under the awards will remain subject to the Corporation’s actual performance.

Stock Ownership

The Compensation Committee and BB&T’s Chief Executive Officer generally believe that members of Executive Management, including the NEOs, should accumulate meaningful equity stakes over time to further align their economic interests with the interests of shareholders, thereby promoting BB&T’s objective of increasing shareholder value.

Pursuant to the Corporation’s Corporate Governance Guidelines, each member of Executive Management, which includes each of the NEOs, is expected to own at least 2,500 shares of BB&T Common Stock within three years after initial election or appointment and to continue to own such shares throughout the full term of the officer’s service as a member of Executive Management. The long-term incentives used by BB&T also facilitate the acquisition of shares of BB&T Common Stock by the NEOs. Currently, each of the NEOs owns the requisite number of shares. The value of shares owned by each NEO ranges from approximately 4 times to 20 times each NEO’s respective base salary level. Because of their long employment histories and, in some cases, family backgrounds, the vast majority of the net worth of all NEOs consists of BB&T Common Stock and benefits provided under BB&T benefit plans, such as the Pension Plan. See the “Security Ownership” table above for a specific listing of the amount of BB&T Common Stock beneficially owned by each NEO.

Consistent with BB&T’s compensation philosophy of rewarding the NEOs based on the long-term success of BB&T, BB&T’s Code of Ethics for Employees and Insider Trading Policy prohibit speculative trading in BB&T Common Stock (including prohibitions on buying call options and selling put options for BB&T Common Stock) and place limitations on an NEO’s ability to conduct short-term trading, thus encouraging long-term ownership of BB&T Common Stock.

Tax and Accounting Considerations

BB&T’s compensation philosophy and policies are intended to comply to the extent possible with Code Section 162(m) and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1,000,000 paid to certain executive officers to be deductible by BB&T. In establishing and administering BB&T’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Code Section 162(m), although BB&T retains the flexibility to pay compensation that is not eligible for such treatment if it is in the best interest of the Corporation to do so. In 2006, BB&T’s shareholders re-approved the terms of the Bonus Plan, which is required for the Bonus Plan to comply with Code Section 162(m).

Beginning on January 1, 2006, BB&T began accounting for stock-based payments under the 2004 Stock Plan in accordance with the requirements of FAS 123(R). Under this accounting pronouncement, BB&T is generally required to recognize the expense of all share-based awards (such as stock options and performance-based restricted stock units) in the income statement over the award’s vesting or service period. Prior to the adoption of FAS 123(R), BB&T was not required to recognize expense for stock options, although the recognition of expense for restricted stock (including performance-based restricted stock units) was required. Under FAS 123(R), the cost of granting performance-based restricted stock awards was neutral to BB&T in 2006 as compared to the grant of stock options. For 2007, the performance-based restricted stock awards were less costly to BB&T relative to the expense for the stock option awards. For the 2007 incentive stock awards, the Compensation Committee utilized the closing price of BB&T’s Common Stock on the grant date to determine the number of performance-based restricted stock awards. In 2006, the Compensation Committee used the FAS 123(R) accounting value to determine the number of performance-based restricted stock awards (for additional discussion, please refer to footnote (2) of the 2007 Incentive Stock Awards table that appears in this Compensation Discussion and Analysis). This cost treatment contributed to the Compensation Committee’s decision to introduce performance-based restricted stock awards for NEOs in 2006 and to continue to use these awards for 2007.

As described previously in this Compensation Discussion and Analysis, BB&T’s executive compensation program establishes incentives that are based on financial objectives that management believes are of importance to BB&T and its shareholders, including cash basis earnings per share, cash basis return on assets and cash basis return on equity. These financial measures are determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T derives each of these non-GAAP performance metrics from its cash basis net income, which is a non-GAAP financial measure. Cash basis earnings per share, cash basis return on assets and cash basis return on equity are each calculated in the same manner as their GAAP counterparts, except that cash basis net income is substituted for GAAP net income in each calculation. Cash basis net income is computed by adjusting net income as determined in accordance with GAAP to exclude certain non-cash gains and charges (such as amortization of intangibles and purchase accounting mark-to-market adjustments) and certain significant gains, losses or expenses that are unusual in nature and that are not likely to recur regularly or in predictable amounts (such as expenses and gains related to the consummation of mergers or acquisitions, costs related to integration of merged entities and restructuring charges). For the year ended December 31, 2007, BB&T’s cash basis net income was computed by adjusting BB&T’s GAAP net income of $1,734 million to exclude (1) $67 million in connection with the amortization of intangibles and purchase accounting mark-to-market adjustments, (2) $13 million in connection with merger related and restructuring charges, (3) a $9 million litigation reserve charge and (4) a $7 million credit to the provision for income taxes related to leveraged leases. As a result of these non-GAAP adjustments, for 2007 BB&T reported cash basis net income of $1,816 million. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Conclusion

BB&T and the Compensation Committee have reviewed all elements of BB&T’s compensation program for NEOs, including a tally sheet for each NEO delineating each element of the NEO’s compensation. When making a decision regarding any element of a NEO’s compensation, the Compensation Committee takes into consideration all other elements of the NEO’s compensation. In designing the various elements of the total compensation program, BB&T has taken great care to select elements that are performance-based and to use a variety of performance metrics that, on the whole, will encourage the achievement of short and long-term shareholder value. BB&T believes that the total compensation for each NEO is reasonable and that the components of BB&T’s compensation program for NEOs are consistent with market standards and with comparable programs of the Peer Group. The compensation program for NEOs is based on the financial performance of BB&T compared to both market medians and Peer Group performance and appropriately links executive performance to the annual financial and operational results of BB&T and the long-term financial interests of the shareholders. BB&T further believes that the foregoing compensation philosophy is consistent with BB&T’s corporate culture and objectives and has served and will continue to serve as a reasonable basis for administering the total compensation program of BB&T, both for NEOs and all BB&T employees, for the foreseeable future.

COMPENSATION OF EXECUTIVE OFFICERS

2007 Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Stock Awards(2)(3) ($)	Option Awards(4)(5) ($)	Non-Equity Incentive Plan Compensation(6)(7) ($)	Change in Pension Value & Non-Qualified Deferred Earnings(8) ($)	All Other Compensation(9) ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

John A. Allison IV	2007	$965,250	$926,657	$1,784,439	$2,621,564	$1,401,658	$242,367	$7,941,935
Chairman & Chief Executive Officer	2006	927,000	1,144,891	1,737,584	2,969,550	1,414,205	250,343	8,443,573

Kelly S. King	2007	643,500	529,518	1,115,003	1,546,559	916,565	131,428	4,882,573
Chief Operating Officer	2006	618,000	654,210	1,088,228	1,462,092	968,286	129,707	4,920,523

W. Kendall Chalk	2007	466,750	320,050	607,964	918,395	801,163	88,153	3,202,476
Senior Executive Vice President and Chief Credit Officer	2006	437,750	386,163	582,590	956,879	760,385	88,850	3,212,617

Robert E. Greene	2007	434,000	238,083	456,084	699,828	461,068	83,046	2,372,109
Senior Executive Vice President	2006	412,000	290,753	440,681	734,950	446,966	82,959	2,408,309

Christopher L. Henson	2007	400,200	77,181	166,037	566,366	92,656	36,918	1,339,358
Senior Executive Vice President and Chief Financial Officer	2006	278,100	33,797	112,230	177,289	75,464	30,731	707,611

(1)	The NEOs did not receive any payments that could be characterized as discretionary “Bonus” payments under SEC rules for the fiscal years reported. As a result, column (d) entitled “Bonus” was deleted from this table.
(2)	The FAS 123(R) value for each restricted stock unit award listed in column (e) for 2007 is $34.60 and for 2006 is $31.19. The amounts in column (e) reflect the dollar amount of compensation expense recognized for restricted stock unit awards for financial statement reporting purposes for the fiscal year indicated in accordance with FAS 123(R). The assumptions used in the calculation of these amounts for awards granted in 2007 and 2006, the only years for which there has been compensation expense, are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(3)	Stock awards to the NEOs for compensation cost recognized for 2007 in conjunction with the grant of the corresponding number of restricted stock units in 2007 are as follows: Mr. Allison—$926,657 for 26,782 units; Mr. King—$529,518 for 15,304 units; Mr. Chalk—$320,050 for 9,250 units; Mr. Greene—$238,083 for 6,881 units; and Mr. Henson—$37,931 for 6,345 units. In addition, compensation cost was recognized in 2007 for Mr. Henson in the amount of $39,250 for 6,292 units that were awarded in 2006. Stock awards to the NEOs for compensation cost recognized in 2006 in conjunction with the grant of the corresponding number of restricted stock units in 2006 are as follows: Mr. Allison—$1,144,891 for 36,707 units; Mr. King—$654,210 for 20,975 units; Mr. Chalk—$386,163 for 12,381 units; Mr. Greene—$290,753 for 9,322 units; and Mr. Henson—$33,797 for 6,292 units. In accordance with FAS 123(R), expense for the 2007 and 2006 grants of restricted stock units to Mr. Allison, Mr. King, Mr. Chalk and Mr. Greene were fully recognized in the year of the grant because each of those individuals is eligible for retirement.
(4)	The FAS 123(R) value for each stock option award listed in column (f) is as follows: 2003—$7.03; 2004—$8.17; 2005—$6.51; 2006—$5.58 and 2007—$5.35. The amounts in column (f) reflect the dollar amount of compensation expense recognized for stock option awards for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006 in accordance with FAS 123(R). Because compensation expense is recognized as stock options vest, the compensation expense for 2007 includes amounts from awards granted from 2003 to 2007 and the compensation expense for 2006 includes amounts from awards granted from 2003 to 2006. The assumptions used in the calculation of these amounts for awards granted in 2005, 2006 and 2007 are included in Note 11 “Shareholders’ Equity” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The assumptions used in the calculation of these amounts for awards granted in 2003 and 2004 are included in Note 1 “Summary of Significant Accounting Policies—Stock-Based Compensation” in the “Notes to Consolidated Financial Statements” included within BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
(5)

Option awards to the NEOs for compensation recognized in 2007 in conjunction with the grants of stock options in 2003, 2004, 2005, 2006 and 2007 are as follows: Mr. Allison—$304,815 (2004), $297,195 (2005), $1,182,430 (2007); Mr. King—$133,234 (2003) $143,346 (2004), $162,750 (2005), $675,673 (2007); Mr. Chalk—$101,382 (2004), $98,180 (2005), $408,403 (2007); Mr. Greene—$77,986 (2004), $74,299 (2005), $303,800 (2007); and Mr. Henson—$13,621 (2003), $14,605 (2004), $50,476 (2005),

$38,934 (2006), $48,401 (2007). Option awards to the NEOs for compensation recognized in 2006 in conjunction with the grants of stock options in 2003, 2004, 2005 and 2006 are as follows: Mr. Allison—$304,815 (2004), $297,195 (2005), $1,135,574 (2006); Mr. King—$133,234 (2003), $143,346 (2004), $162,750 (2005), $648,898 (2006); Mr. Chalk—$101,382 (2004), $98,180 (2005), $383,028 (2006); Mr. Greene—$77,986 (2004), $74,299 (2005), $288,396 (2006); and Mr. Henson—$13,621 (2003), $14,605 (2004), $50,476 (2005), $33,528 (2006).

(6)	Column (g) contains compensation paid to the NEOs under the BB&T Corporation Short-Term Incentive Plan (the “Bonus Plan”) and BB&T’s long-term performance unit incentive plan (the “LTIP”). Bonus Plan and LTIP payments occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant.
(7)	The amount of compensation paid to each of the NEOs under the Bonus Plan for 2007 was as follows: Mr. Allison—$666,988; Mr. King—$444,659; Mr. Chalk—$258,019; Mr. Greene—$203,928 and Mr. Henson—$188,046. The amount of compensation paid to each of the NEOs for the 2005-2007 LTIP performance unit cycle was as follows: Mr. Allison—$1,954,576; Mr. King—$1,101,900; Mr. Chalk—$660,376; Mr. Greene—$495,900 and Mr. Henson—$378,320. The amount of compensation paid to each of the NEOs under the Bonus Plan for 2006 was as follows: Mr. Allison—$787,950; Mr. King—$525,300; Mr. Chalk—$334,879; Mr. Greene—$262,650 and Mr. Henson—$177,289. The amount of compensation paid to each of the NEOs for the 2004-2006 LTIP performance unit cycle was as follows: Mr. Allison—$2,181,600; Mr. King—$936,792; Mr. Chalk—$622,000 and Mr. Greene—$472,300. Mr. Henson was not a member of Executive Management in February 2004 when this performance cycle was established so he was not entitled to a performance unit payment for this period.
(8)	The amounts listed in column (h) are attributable to changes in the present value of the BB&T Corporation Pension Plan, the BB&T Corporation Non-Qualified Defined Benefit Plan and the BB&T Corporation Target Pension Plan, as applicable, for each of the NEOs. In accordance with SEC rules, no amounts reported in column (h) were attributable to above-market or preferential earnings on deferred compensation. For more on the NEO’s pension benefits and deferred compensation arrangements, please refer to “2007 Pension Benefits” and “2007 Non-Qualified Deferred Compensation” and the accompanying narratives, below.
(9)	The detail relating to the “All Other Compensation” for 2007 found in column (i) to the 2007 Summary Compensation Table is set forth in the Narrative to 2007 Summary Compensation Table, which follows.

Narrative to 2007 Summary Compensation Table

The following narrative focuses on NEO compensation for 2007. For a discussion that centers on 2006 compensation, please refer to last year’s proxy statement for the Annual Meeting of Shareholders that occurred on April 24, 2007. A copy of last year’s proxy statement is available for review on the SEC’s website at http://www.sec.gov/Archives/edgar/data/92230
/000119312507060671/ddef14a.htm and will be mailed to shareholders upon written request.

All Other Compensation. The detail relating to the “All Other Compensation” for 2007 found in column (i) to the 2007 Summary Compensation Table is as follows:

Detail for All Other Compensation(1)

Name	Benefit Adjustment	NQDC Match	401(k) Match	Service Award	Life Insurance Premium	Bonus	Home Security
John A. Allison IV	$5,052	$222,891	$13,500	$0	$0	$0	$924
Kelly S. King	$2,298	$112,973	$13,500	$1,531	$0	$0	$1,126
W. Kendall Chalk	$1,709	$72,020	$13,500	$0	$0	$0	$924
Robert E. Greene	$0	$57,229	$13,500	$1,208	$111	$9,872	$1,126
Christopher L. Henson	$0	$21,149	$13,500	$0	$0	$0	$2,269

(1)	All Other Compensation consists of:
(a)	BB&T’s matching contribution under the BB&T Corporation 401(k) Savings Plan in the amount of $13,500 for each NEO.
(b)	BB&T’s contribution to the BB&T Corporation Non-Qualified Defined Contribution Plan in the amount of $222,891 for Mr. Allison, $112,973 for Mr. King, $72,020 for Mr. Chalk, $57,229 for Mr. Greene and $21,149 for Mr. Henson.
(c)	Cash benefit adjustment pursuant to election to opt out of BB&T group life insurance coverage in the amount of $5,052 for Mr. Allison, $2,298 for Mr. King and $1,709 for Mr. Chalk.
(d)	Home security system 2007 annual maintenance costs were as follows: Mr. Allison—$924; Mr. King—$1,126; Mr. Chalk—$924; Mr. Greene—$1,126; Mr. Henson—$2,269.
(e)	Service award to Mr. King in the amount of $1,531 consists of 25 shares of BB&T stock with a fair market value of $1,034 at the time of the award and $497 in a gross-up payment for taxes on the award. Service award to Mr. Greene in the amount of $1,208 consists of 25 shares of BB&T stock with a fair market value of $816 at the time of the award and $392 in a gross-up payment for taxes on the award.

(f)	$9,872 payment, adjusted for taxes, equal to that portion of the annual premium due on Mr. Greene’s whole life insurance policy for which BB&T is responsible under the terms of the SNC Senior Officers Insurance Program Agreement assumed by BB&T in 1995.
(g)	$111 premium paid on an endorsement split dollar life insurance policy that BB&T assumed in 1995.

Compensation Program. For a discussion and analysis of the Corporation’s compensation program, including a discussion of each element of compensation provided to the NEOs for 2007, please refer to the “Compensation Discussion and Analysis” section above. As indicated in the 2007 Summary Compensation Table, salary and non-performance based bonuses (of which there were none in 2007) as a percentage of total annual compensation (as set forth in column (j) of the 2007 Summary Compensation Table) for each of the NEOs in 2007 were as follows: Mr. Allison—12.1%; Mr. King—13.1%; Mr. Chalk—14.6%; Mr. Greene—18.3%; and Mr. Henson—29.9%.

Change in Pension Value and Non-Qualified Deferred Earnings. For information regarding the formula for calculation of the pension values, see the discussion included in the “Narrative to 2007 Pension Benefits Table” below. Eligible employees are permitted to defer a percentage (up to 50% in 2007) of their cash compensation under the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may choose deemed investments in the Non-Qualified Defined Contribution Plan that are identical to the investments offered in the tax-qualified plan with the exception that no contributions may be used to purchase BB&T Common Stock. Participants make an election upon entering the plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines.

401(k) Plan. The BB&T Corporation 401(k) Savings Plan is maintained to provide a means for substantially all employees of the Corporation and its subsidiaries to defer a percentage (up to 50% in 2007) of their cash compensation on a pre-tax basis. This Plan provides for the Corporation to match the employee’s contribution with up to 6% of the employee’s compensation. The Corporation’s contributions to each of the NEOs during 2007 under the 401(k) Savings Plan are included under the “All Other Compensation” column in the 2007 Summary Compensation Table above. In accordance with SEC rules, since the 401(k) Savings Plan is a tax-qualified plan, it is not included in the 2007 Non-Qualified Deferred Compensation table below.

Employment Agreements. The Corporation and its wholly owned subsidiary, Branch Bank, have entered into Employment Agreements with eleven Executive Management officers, including the NEOs (collectively, “Executive Management”; each, an “Executive Officer”).

The Employment Agreements for Mr. Allison, Mr. King and Mr. Chalk provide for three-year terms that are extended automatically each month (absent contrary notice by either party) and the Employment Agreements for Mr. Greene and Mr. Henson provide for five-year terms that are extended automatically each month (absent contrary notice by either party). As a result, for Mr. Allison, Mr. King and Mr. Chalk, three years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term; for Mr. Greene and Mr. Henson, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. However, the term of any Employment Agreement may not be extended beyond the month in which such NEO reaches age 65. The Employment Agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that the Corporation or Branch Bank may from time to time extend to its similarly situated officers. During the term of the Employment Agreements, each NEO will be entitled to participate in and receive, on the same basis as other similarly situated officers of the Corporation and Branch Bank, employee pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that the Corporation or Branch Bank may from time to time extend to its officers.

The Employment Agreement of Mr. Allison provides that he will be Chairman of the Board and Chief Executive Officer of the Corporation and Branch Bank for the term of his Employment Agreement. The Employment Agreement of Mr. King provides that he will be the Chief Operating Officer of the Corporation and Branch Bank for the term of his Employment Agreement. The Employment Agreement of Mr. Chalk provides that he will be the Senior Executive Vice President and Chief Credit Officer of the Corporation and Branch Bank for the term of his Employment Agreement.

The Employment Agreements for Mr. Allison, Mr. King and Mr. Chalk also provide that under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the NEO may not engage directly or indirectly in the banking, financial services or any other business in which the Corporation, Branch Bank and their subsidiaries are engaged in the continental United States. The Employment Agreements for Mr. Greene and Mr. Henson also provide that under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the NEO may not engage directly or indirectly in the banking, financial services or any other business in which the Corporation, Branch Bank and their subsidiaries are engaged in the States of North Carolina and South Carolina and in any counties contiguous to any counties located in such states. Additionally, none of the NEOs may solicit or assist in the solicitation of any depositors or customers of the Corporation or its affiliates or induce any employees to terminate their employment with the Corporation or its affiliates. These noncompetition and nonsolicitation provisions generally will be effective if the NEO is terminated by the Corporation or Branch Bank other than for “Just Cause” (as defined in the Employment Agreement) until the earlier of the first year anniversary of the NEO’s termination or the date as of which the NEO (other than Mr. Allison, Mr. King and Mr. Chalk) elects to forego receiving the Termination Compensation. These noncompetition provisions are not effective if the NEO terminates employment after a “Change of Control” (or in the case of Mr. Allison, Mr. King and Mr. Chalk, employment is terminated for any reason other than for Just Cause or death within twelve months after a Change of Control). For a discussion of the potential payments that would be provided to each of the NEOs under their respective Employment Agreements in the event of such NEO’s termination, including in connection with a Change of Control of the Corporation, and a discussion of the terms “Just Cause” and “Change of Control” please refer to the “Potential Payments Upon Termination or Change of Control” section below.

Retirement of Mr. Chalk. As discussed in “Compensation Discussion and Analysis,” Mr. Chalk has announced his decision to retire from the Corporation, effective September 1, 2008.

2007 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John A. Allison IV
Stock Options	2/20/2007								221,015	$44.15	$1,182,430
Restricted Stock Units	2/20/2007					26,782					$926,657
Bonus Plan	2/20/2007	$301,641	$1,206,563	$2,413,125
2007-2009 LTIP(1)	2/20/2007	263,718	1,054,872	2,109,744

Kelly S. King
Stock Options	2/20/2007								126,294	$44.15	$675,673
Restricted Stock Units	2/20/2007					15,304					$529,518
Bonus Plan	2/20/2007	201,094	804,375	1,608,750
2007-2009 LTIP(1)	2/20/2007	150,696	602,784	1,205,568

W. Kendall Chalk
Stock Options	2/20/2007								76,337	$44.15	$408,403
Restricted Stock Units	2/20/2007					9,250					$320,050
Bonus Plan	2/20/2007	116,688	466,750	933,500
2007-2009 LTIP(1)	2/20/2007	91,551	366,205	732,410

Robert E. Greene
Stock Options	2/20/2007								56,785	$44.15	$303,800
Restricted Stock Units	2/20/2007					6,881					$238,083
Bonus Plan	2/20/2007	92,225	368,900	737,800
2007-2009 LTIP(1)	2/20/2007	67,927	271,706	543,412

Christopher L. Henson
Stock Options	2/20/2007								52,362	$44.15	$280,137
Restricted Stock Units	2/20/2007					6,345					$219,537
Bonus Plan	2/20/2007	85,043	340,170	680,340
2007-2009 LTIP(1)	2/20/2007	66,237	264,946	529,892

(1)	The LTIP is a component of the 2004 Stock Plan. The 2004 Stock Plan is an equity incentive plan. Awards may be granted under the LTIP in the form of cash or stock at the discretion of the Compensation Committee. However, since the inception of the LTIP, awards have been granted only in the form of cash. For that reason, we have disclosed the LTIP awards under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of this table, and not the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns.
(2)	With respect to grants under each of the Bonus Plan and the 2007-2009 LTIP, the amounts shown in column (c) reflect the minimum payment level, which is 25% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. When the threshold, target and maximum payments were established in 2007, such payments were based on each executive’s base salary for 2007 with assumptions made for increases in base salary for subsequent years in the performance cycle. The actual payment will be based on the actual average salary over the three-year performance cycle. For a discussion of the target opportunities established under each plan, please refer to the “Compensation Discussion and Analysis” section above.
(3)	The amount shown in column (g) reflects the target amount of performance-based restricted stock units granted in 2007, which will result in the issuance of the number of shares of BB&T Common Stock indicated five years from the date of grant if the established performance criteria are met. The award provides only for a single actual payout amount, and thus no threshold or maximum numbers are reflected. The vesting of these restricted stock units for the NEOs is contingent upon the achievement of an average cash basis return on equity for the 2007-2009 LTIP performance unit cycle of 18.94% and the continued employment of the NEO for two years beyond the three-year performance period (i.e., total vesting is over a five-year period).
(4)	In accordance with the 2004 Stock Plan, the option exercise price is the closing price of BB&T Common Stock on the date of grant.

Narrative to 2007 Grants of Plan-Based Awards Table

For a discussion of the four awards presented in the 2007 Grants of Plan-Based Awards table and the material terms of the awards, please refer to the “Compensation Discussion and Analysis—Components of Executive Compensation” section above.

2007 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
John A. Allison IV	184,516				$31.0000	2/23/2008			36,707	(6)	$1,125,804
	162,247				$36.3125	2/23/2009			26,782	(7)	$821,404
	225,637				$23.9375	2/22/2010
	157,638				$36.5900	2/27/2011
	160,460				$36.8400	2/26/2012
	202,820	50,706	(1)		$32.6600	2/25/2013
	111,927	74,618	(2)		$36.6800	2/24/2014
	91,304	136,956	(3)		$38.6400	2/22/2015
	40,701	162,807	(4)		$39.7300	2/21/2016
	0	221,015	(5)		$44.1500	2/20/2017

Kelly S. King	23,710				$31.0000	2/23/2008			20,975	(6)	$643,303
	36,874				$36.3125	2/23/2009			15,304	(7)	$469,374
	94,429				$23.9375	2/22/2010
	65,682				$36.5900	2/27/2011
	66,858				$36.8400	2/26/2012
	75,808	18,953	(1)		$32.6600	2/25/2013
	52,636	35,091	(2)		$36.6800	2/24/2014
	50,000	75,000	(3)		$38.6400	2/22/2015
	23,258	93,032	(4)		$39.7300	2/21/2016
	0	126,294	(5)		$44.1500	2/20/2017

W. Kendall Chalk	16,900				$31.0000	2/23/2008			12,381	(6)	$379,725
	15,222				$36.3125	2/23/2009			9,250	(7)	$283,698
	55,561				$23.9375	2/22/2010
	39,409				$36.5900	2/27/2011
	40,115				$36.8400	2/26/2012
	53,162	13,291	(1)		$32.6600	2/25/2013
	37,227	24,818	(2)		$36.6800	2/24/2014
	30,162	45,245	(3)		$38.6400	2/22/2015
	13,728	54,915	(4)		$39.7300	2/21/2016
	0	76,337	(5)		$44.1500	2/20/2017

Robert E. Greene	55,561				$23.9375	2/22/2010			9,322	(6)	$285,906
	39,409				$36.5900	2/27/2011			6,881	(7)	$211,040
	40,115				$36.8400	2/26/2012
	41,244	10,311	(1)		$32.6600	2/25/2013
	28,636	19,091	(2)		$36.6800	2/24/2014
	22,826	34,239	(3)		$38.6400	2/22/2015
	10,336	41,348	(4)		$39.7300	2/21/2016
	0	56,785	(5)		$44.1500	2/20/2017

Christopher L. Henson	4,433				$36.3125	2/23/2009			6,292	(6)	$192,976
	4,884				$23.9375	2/22/2010			6,345	(7)	$194,601
	4,926				$36.5900	2/27/2011
	5,255				$36.8400	2/26/2012
	7,750	1,938	(1)		$32.6600	2/25/2013
	5,362	3,576	(2)		$36.6800	2/24/2014
	15,507	23,261	(3)		$38.6400	2/22/2015
	6,977	27,910	(4)		$39.7300	2/21/2016
	0	52,362	(5)		$44.1500	2/20/2017

(1)	Stock options vest at the rate of 20%/year, with vesting dates of 2/25/04, 2/25/05, 2/25/06, 2/25/07 and 2/25/08.
(2)	Stock options vest at the rate of 20%/year, with vesting dates of 2/24/05, 2/24/06, 2/24/07, 2/24/08 and 2/24/09.
(3)	Stock options vest at the rate of 20%/year, with vesting dates of 2/22/06, 2/22/07, 2/22/08, 2/22/09 and 2/22/10.

(4)	Stock options vest at the rate of 20%/year, with vesting dates of 2/21/07, 2/21/08, 2/21/09, 2/21/10 and 2/21/11.
(5)	Stock options vest at the rate of 20%/year, with vesting dates of 2/20/08, 2/20/09, 2/20/10, 2/20/11 and 2/20/12.
(6)	Vesting for performance-based restricted stock units is subject to a minimum average cash basis return on equity target of 19.95% during the period from January 1, 2006 through December 31, 2008; if the performance target is met, then shares will vest 100% on 2/21/2011. Market Value as of 12/31/07 was $30.67 per share.
(7)	Vesting for performance-based restricted stock units is subject to a minimum average cash basis return on equity target of 18.94% during the period from January 1, 2007 through December 31, 2009; if the performance target is met, then shares will vest 100% on 2/20/2012. Market Value as of 12/31/07 was $30.67 per share.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

John A. Allison IV	n/a	n/a	0	n/a
Kelly S. King	18,224	$129,208	0	n/a
W. Kendall Chalk	n/a	n/a	0	n/a
Robert E. Greene	n/a	n/a	0	n/a
Christopher L. Henson	8,131	$89,214	0	n/a

2007 Pension Benefits(1)

Name	Plan Name(2)	Number of Years Credited Service(3)(#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

John A. Allison IV	Q	35	$669,240	0
	NQ	35	$10,318,418	0

Kelly S. King	Q	35	$669,240	0
	NQ	35	$4,902,815	0

W. Kendall Chalk	Q	33	$773,401	0
	NQ	33	$3,535,835	0

Robert E. Greene	Q	35	$623,404	0
	SERP	35	$2,867,965	0

Christopher L. Henson	Q	23	$196,368	0
	NQ	23	$201,814	0

(1)	The 2007 Pension Benefits table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in BB&T’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2007.
(2)	Q = BB&T Corporation Pension Plan

NQ = BB&T Corporation Non-Qualified Defined Benefit Plan

SERP = BB&T Corporation Target Pension Plan

(3)	Each plan limits the years of credited service to a maximum of thirty-five years.

Narrative to 2007 Pension Benefits Table

The Corporation maintains the BB&T Corporation Pension Plan (the “Pension Plan”), the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”), and the SERP. For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 14 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with our Annual Report on Form 10-K for the year ended December 31, 2007. A discussion of each of these plans is set forth below.

Tax-Qualified Defined Benefit Plan. The Corporation maintains the Pension Plan, a tax-qualified defined benefit retirement plan for eligible employees. Substantially all employees of the Corporation and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Contributions to the Pension Plan are computed on an actuarial basis. A participant’s normal annual retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation, plus .5% of the participant’s final average compensation in excess of Social Security covered compensation multiplied by the number of years of creditable service completed with the Corporation and certain of its subsidiaries up to a maximum of thirty-five years. A participant’s final average compensation is his or her average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is designed to provide special supplemental retirement benefits to participants under the tax-qualified Pension Plan. The Non-Qualified Defined Benefit Plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the NEOs (other than Mr. Greene). The primary purpose of this Plan is to supplement the benefits payable to participants under the Pension Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Code. Benefits payable under this Plan are included in the table above.

Supplemental Executive Retirement Plan. The Corporation also maintains the SERP, which became effective January 1, 1989. The SERP covers certain management employees of the Corporation and participating subsidiaries as designated by its administrative committee, however, only legacy employees of SNC are eligible to participate. Under the SERP, participants who retire either at or after age 55 with fifteen years of service under the Pension Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (i) the difference between 55% of “final average monthly earnings” less the participant’s projected monthly benefits under the Pension Plan and 50% of the participant’s projected monthly “Social Security Benefit” as defined in the SERP; or (ii) the difference between the monthly benefit the participant would have received under the Pension Plan, but for certain limitations imposed by the Code and the participant’s actual monthly benefit under the Pension Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a ten-year certain and life annuity for unmarried participants, and are reduced in the event payment commences prior to age 65. Mr. Greene is the only NEO who is a legacy employee of SNC and accordingly is the only NEO who participates in the SERP.

Early Retirement. Currently, four of the NEOs are eligible for early retirement under the Corporation’s pension plans. Employees with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. All of the NEOs (except Mr. Henson) have met the requirements for early retirement. If an employee chooses to begin pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

2007 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)

John A. Allison IV	$222,891	$222,891	$272,258	$0	$5,802,240
Kelly S. King	$406,078	$112,973	$166,205	$0	$3,618,176
W. Kendall Chalk	$127,034	$72,020	$108,746	$0	$2,332,318
Robert E. Greene	$161,323	$57,229	$6,860	$0	$1,626,348
Christopher L. Henson	$42,249	$21,149	$10,888	$0	$297,708

(1)	In accordance with SEC rules, no amounts reported in columns (b), (c) or (d) were reported as compensation in the 2007 Summary Compensation Table because such amounts do not represent above-market or preferential earnings on compensation.
(2)	No amounts previously reported in the aggregate balance at last fiscal year end column (column (f)) were previously reported as compensation to the NEO in previous years.

Narrative to 2007 Non-Qualified Deferred Compensation Table

Non-Qualified Defined Contribution Plan. The Corporation maintains the BB&T Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”). This Plan is an unfunded, excess benefit plan that provides deferred compensation to certain highly compensated employees, including the NEOs. The purpose of this Plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code (e.g., Code Section 402(g) and Code Section 414 limitations). During 2007, eligible employees were permitted to defer up to 50% of their cash compensation in the Non-Qualified Defined Contribution Plan. All cash compensation is eligible for deferral unless prohibited under Code Section 409A. Plan participants may choose deemed investments in the Non-Qualified Defined Contribution Plan that are identical to the investments offered in the tax-qualified plan with the exception that no contributions may be used to purchase BB&T Common Stock. Participants make an election upon entering this Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet Internal Revenue Service guidelines. This Plan also is intended to provide participants in the Corporation’s incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

Potential Payments Upon Termination or Change of Control

BB&T has entered into Employment Agreements with each of the eleven members of Executive Management, including the five NEOs. Several of the important provisions of these Employment Agreements are discussed in the Compensation Discussion and Analysis and the Narrative to 2007 Summary Compensation Table, both above, including the noncompetition and nonsolicitation conditions which are a prerequisite to receiving termination payments thereunder. The potential payments to the NEOs in the event of their termination are discussed below.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits and awards under the Corporation’s compensation programs, including stock-based plans and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of their vested benefits and awards in the event that their employment with the Corporation ends for any reason. Additionally, each of Messrs. Allison, Chalk, King, and Greene are over 55 years of age, have more than 10 years of service with the Corporation and are eligible for retirement and, therefore, upon the end of their employment with the Corporation each would be entitled to accelerated vesting of all outstanding unvested equity awards, pro rata payments under the LTIP through their date of termination, and the full balance of their respective retirement accounts, regardless of type of termination. To the extent that the vesting of any performance based awards was accelerated in accordance with the foregoing sentence, payments under the awards would remain subject to the Corporation’s actual performance. Any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility and years of service) would be forfeited upon termination. The following table describes the value of the vested benefits and awards that each of the NEOs would be entitled to receive following their employment with the Corporation, assuming that their employment ended on December 31, 2007.

Vested and Accrued Benefits Payable Upon Termination on 12/31/07

Name	Cash or Severance Payment	Vested Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro Rata LTIP Payments (3)(5)	Welfare Benefits	Outplacement Benefits	Tax Gross-Up	Total
John A. Allison IV	n/a	$14,455,322	$0	$1,947,208	$2,954,702	n/a	n/a	n/a	$19,357,232
Kelly S. King	n/a	$7,602,234	$0	$1,112,677	$1,673,400	n/a	n/a	n/a	$10,388,311
W. Kendall Chalk	n/a	$5,797,916	$0	$633,423	$1,003,188	n/a	n/a	n/a	$7,434,527
Robert E. Greene	n/a	$4,753,374	$0	$496,946	$751,900	n/a	n/a	n/a	$6,002,220
Christopher L. Henson	n/a	$733,797	$0	$0	$0	n/a	n/a	n/a	$733,797

(1)	Amounts for all the NEOs include estimated accrued employer contributions to the NEOs’ 401(k) Plan balances and Non-Qualified Defined Contribution Plan balances. Messrs. Allison, King and Chalk are fully vested in both the qualified pension plan and the Non-Qualified Defined Benefit Plan, and their amounts reflect such balances. Mr. Greene is fully vested in the SERP and his amount reflects such balance. Mr. Henson is partially vested in the Non-Qualified Defined Benefit Plan and his amount reflects such balance.
(2)	Each unvested stock option that is subject to acceleration has an exercise price that is greater than $30.67, which was the closing price of BB&T’s Common Stock on December 31, 2007, the last business day of 2007.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. Allison, Chalk, King, and Greene are retirement eligible with over 10 years of service. Therefore, the vesting of their unvested stock options and performance-based restricted stock units will be accelerated and they will receive pro rata payments under the LTIP through their date of termination. Because Mr. Henson is not retirement eligible, his unvested stock options and performance-based restricted stock units and LTIP payments are not considered to be “accrued and vested benefits.”
(4)	The projected payment of shares of common stock underlying performance-based restricted stock awards is subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period. Accordingly, the NEOs may in fact receive all or none of the underlying shares at the end of the applicable performance period. In presenting the value of the outstanding performance-based restricted stock awards, it is assumed that the Corporation’s performance criteria would be met at the target level and that the underlying shares would be paid accordingly. Each performance-based restricted stock unit is valued at $30.67, which was the closing price of BB&T’s Common Stock on December 31, 2007, the last business day of 2007. Termination for “Just Cause” does not trigger an acceleration event for performance-based restricted stock unit awards; therefore, there is no incremental value for the acceleration of restricted units if the NEO is terminated for “Just Cause.”
(5)	For Messrs. Allison, King, Chalk and Greene, the value presented includes the actual payments for the 2005-2007 LTIP cycle, as disclosed in column (g) of the 2007 Summary Compensation Table, and projected pro rata payments for the two other LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2007-2009 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2007 and no service during 2008 and 2009. In presenting the potential pro rata LTIP payments for three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria are met at the target level and that the LTIP payments are correspondingly made on a pro rata basis. Termination for “Just Cause” does not trigger the payment of LTIP awards; therefore, there is no incremental value for an LTIP payment award if the NEO is terminated for “Just Cause.”

Termination for Just Cause. The Corporation and Branch Bank have the right under the Employment Agreements to terminate the Executive Officer’s employment at any time for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience). If the Corporation or Branch Bank terminates an Executive Officer’s employment for “Just Cause,” the Executive Officer will not have the right to receive any compensation or other benefits under the Employment Agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Termination for Other than Just Cause. For Mr. Allison, Mr. King and Mr. Chalk, in the event such NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” such NEO will be entitled to receive monthly payments of cash compensation (including salary, bonuses and deferred compensation) equal to one-twelfth of the aggregate amount of such compensation over the past three years (“Three-Year Term Termination Compensation”) and the NEO will also receive employee welfare benefits, including health care and outplacement services, for the full three-year term (or until age 65 if that is a shorter period).

For Mr. Greene and Mr. Henson, in the event such NEO’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause,” such NEO will be entitled to receive cash compensation (including salary, bonuses and deferred compensation) on a monthly basis at the highest rate in effect over the past five years (“Five-Year Term Termination Compensation”), as well as employee pension and welfare benefits, including health care and outplacement services, for the full five-year term (or until age 65 if that is a shorter period).

In addition, if any of the NEOs are terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s). The receipt by any of the NEOs of payments and other benefits under his Employment Agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2007 Summary Compensation Table—Employment Agreements.” The severance payments for a termination other than for “Just Cause” are further described in the table below.

Voluntary Termination for Good Reason. The NEOs have the right to terminate their employment voluntarily at any time for “Good Reason,” which is generally defined in the Employment Agreements to include a reduction in the NEO’s status, responsibilities, duties, salary or benefits. For Mr. Allison, Mr. King and Mr. Chalk, if such NEO voluntarily terminates his employment for “Good Reason,” he will be entitled to receive the “Three-Year Term Termination Compensation,” employee welfare benefits, including health care and outplacement services, for the full three-year term, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. For Mr. Greene and Mr. Henson, if the NEO voluntarily terminates his employment for “Good Reason,” he will be entitled to receive “Five-Year Term Termination Compensation” for the full five-year term (or until age 65 if that is a shorter period), employee pension and welfare benefits, including health care and outplacement services, for the full five-year term, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. The receipt by any of the NEOs of payments and other benefits under his Employment Agreement is subject to compliance with the noncompetition and nonsolicitation provisions of the applicable Employment Agreement, which are described above under the heading “Narrative to 2007 Summary Compensation Table—Employment Agreements.” The severance payments for this type of termination are further described in the table immediately below.

Incremental Payments Upon Involuntary Termination for Other than “Just Cause” or

Voluntary Termination for “Good Reason” Occurring on 12/31/07

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(3)(4)	Value of Pro-Rata LTIP Payments (3)(5)	Welfare Benefits (6)	Outplacement Benefits	Tax Gross-Up	Total
John A. Allison IV	$12,188,340	$0	$0	$0	$0	$28,494	$20,000	n/a	$12,236,834
Kelly S. King	$6,324,228	$0	$0	$0	$0	$20,232	$20,000	n/a	$6,364,460
W. Kendall Chalk	$4,310,868	$0	$0	$0	$0	$18,464	$20,000	n/a	$4,349,332
Robert E. Greene	$5,979,099	$1,584,714	$0	$0	$0	$22,230	$20,000	n/a	$7,606,043
Christopher L. Henson	$2,887,444	$436,775	$0	$387,577	$594,020	$26,355	$20,000	n/a	$4,352,171

(1)	In the event of their involuntary termination other than for “Just Cause” or their voluntary termination for “Good Reason”, Mr. Greene and Mr. Henson would each be entitled to an additional payment by the Corporation into their respective qualified pension plan accounts, with each such payment representing additional years of credited service under such plan. Mr. Greene also would be entitled to an additional payment by the Corporation into his SERP account and Mr. Henson also would be entitled to an additional payment by the Corporation into his Non-Qualified Defined Benefit Plan account, with each such payment representing additional years of credited service under such plans. Pursuant to the terms of their respective Employment Agreements, Messrs. Allison, King and Chalk would not be entitled to any additional payments. Payments for pension and supplemental retirement benefits do not begin until the executive has received all payments in connection with the Three-Year Term Termination Compensation or the Five-Year Term Termination Compensation, as applicable.
(2)	Each unvested stock option that is subject to acceleration has an exercise price that is greater than $30.67, which was the closing price of BB&T’s Common Stock on December 31, 2007, the last business day of 2007.

(3)	As described above under “Accrued and Vested Benefits,” Messrs. Allison, Chalk, King, and Greene are retirement eligible with over 10 years of service. Therefore, the vesting of their unvested stock options and performance-based restricted stock units will be accelerated and they will receive pro rata payments under the LTIP through their date of termination, and, accordingly, there is no incremental value to these NEOs in connection with an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason.”
(4)	In the event of an involuntary termination other than for “Just Cause” or a voluntary termination for “Good Reason,” the service period for the performance-based restricted stock awards would be waived. The projected payment of shares of common stock underlying such performance-based restricted stock awards is subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period. Each performance-based restricted stock unit is valued at $30.67, which was the closing price of BB&T’s Common Stock on December 31, 2007, the last business day of 2007.
(5)	For Mr. Henson, the value presented includes the actual payment for the 2005-2007 LTIP cycle, as disclosed in column (g) of the 2007 Summary Compensation Table, and projected pro rata payments for the two other LTIP cycles that have not been completed. The projected pro rata LTIP payments are subject to the Corporation’s actual performance, with the actual payment occurring at the end of the applicable performance period, and the payments being prorated through the NEO’s date of termination. For example, the pro rata LTIP payment for the 2007-2009 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2007 and no service during 2008 and 2009. In presenting the potential pro rata LTIP payments for three-year LTIP cycles that have not been completed, it is assumed that the Corporation’s performance criteria would be met at the target level and that the LTIP payments correspondingly would be made on a pro rata basis.
(6)	Amounts include life, medical, and short-term disability benefits to be paid under the applicable Employment Agreement.

Change of Control. The Employment Agreements provide that if the NEO is terminated for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” (as defined below) of the Corporation or Branch Bank, the NEO will be entitled to receive the termination compensation and the other benefits described above under “Voluntary Termination for Good Reason”; provided, however, that for Mr. Allison, Mr. King and Mr. Chalk, such termination compensation shall be in a single lump sum payment (equal to the sum of his monthly Three-Year Term Termination Compensation payments) within thirty (30) days of his termination date. For Mr. Greene and Mr. Henson, to the extent that payments under the Employment Agreements, subsequent to a “Change of Control,” cause such NEO to have excise taxes imposed pursuant to Section 280G of the Code, Branch Bank will compensate the NEO for such excise taxes. The Employment Agreements of Mr. Allison, Mr. Chalk and Mr. King provide that if the Change of Control payment will cause the NEO to incur excise taxes under Section 280G of the Code (and similar state and local provisions), then the Change of Control payment may be reduced to a level where the applicable excise taxes would not be payable, however, this reduction will only occur if the applicable excise taxes are greater than the amount of the reduction necessary to avoid payment of such taxes. Conversely, the Change of Control payment may not be reduced, and the applicable excise taxes would be paid by Mr. Allison, Mr. King and Mr. Chalk, if such taxes are less than the amount of the reduction necessary to avoid payment of the applicable excise taxes.

A “Change of Control” is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of the Corporation or Branch Bank; (ii) during any two-year period persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board; (iii) the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the merger, share exchange or consolidation being held by persons who were shareholders of the Corporation immediately prior to the merger, share exchange or consolidation; (iv) the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or (v) any other event occurs that the Corporation’s Board of Directors determines should constitute a Change of Control. In addition, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the Executive Officers will not be entitled to terminate their Employment Agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists. The severance payments in the event of a “Change of Control” termination are further described in the table below.

Incremental Payments Upon Involuntary Termination for a “Change of Control”

Occurring on 12/31/07

Name	Cash or Severance Payment	Incremental Pension and Supplemental Retirement Benefits(1)	Value of Outstanding Unvested Options to be Accelerated due to Termination Event(2)(3)	Value of Restricted Stock Units to be Accelerated due to Termination Event(4)	Value of Pro-Rata LTIP Payments (3)(5)	Welfare Benefits (6)	Outplacement Benefits	Tax Gross-Up (7)	Total	280G Reduction (8)
John A. Allison IV	$12,188,340	$0	$0	$0	$0	$28,494	$20,000	n/a	$12,236,834	n/a
Kelly S. King	$6,324,228	$0	$0	$0	$0	$20,232	$20,000	n/a	$6,364,460	n/a
W. Kendall Chalk	$4,310,868	$0	$0	$0	$0	$18,464	$20,000	n/a	$4,349,332	n/a
Robert E. Greene	$5,979,099	$1,584,714	$0	$0	$0	$22,230	$20,000	$3,680,158	$11,286,201	n/a
Christopher L. Henson	$2,887,444	$436,775	$0	$387,577	$594,020	$26,355	$20,000	$2,370,278	$6,722,449	n/a

(1)	In the event of their termination in connection with a “Change of Control,” Mr. Greene and Mr. Henson would each be entitled to an additional payment by the Corporation into their respective qualified pension plan accounts, with each such payment representing additional years of credited service under such plan. Mr. Greene also would be entitled to an additional payment by the Corporation into his SERP account and Mr. Henson would be entitled to an additional payment by the Corporation into his Non-Qualified Defined Benefit Plan account, with each such payment representing additional years of credited service under such plans. Pursuant to the terms of their respective Employment Agreements, Messrs. Allison, King and Chalk would not be entitled to any additional payments. Payments for pension and supplemental retirement benefits do not begin until the executive has received all payments in connection with the Three-Year Term Termination Compensation or the Five-Year Term Termination Compensation, as applicable.
(2)	Each unvested stock option that is subject to acceleration has an exercise price that is greater than $30.67, which was the closing price of BB&T’s Common Stock on December 31, 2007, the last business day of 2007.
(3)	As described above under “Accrued and Vested Benefits,” Messrs. Allison, Chalk, King, and Greene are retirement eligible with over 10 years of service. Therefore, the vesting of their unvested stock options will be accelerated and they will receive pro rata payments under the LTIP through their date of termination, regardless of the type of termination. Accordingly, there is no incremental value to these NEOs in the event of a termination in connection with a “Change of Control.”
(4)	In the event of a termination in connection with a “Change of Control,” the performance criteria for the performance-based restricted stock awards would be waived and the underlying shares of BB&T Common Stock would become immediately payable at the target level for each award. The value of the performance-based restricted stock units to be accelerated pursuant to such an event is reflected in the “Vested and Accrued Benefits Payable Upon Termination on 12/31/07” table above.
(5)	For Mr. Henson, the value presented includes the actual payment for the 2005-2007 LTIP cycle, as disclosed in column (g) of the 2007 Summary Compensation Table, and projected pro rata payments for the two other LTIP cycles that have not been completed. In the event of a termination in connection with a “Change of Control,” the NEO’s LTIP for three-year LTIP cycles that have not been completed payment is 100% of such NEO’s target for the applicable LTIP performance cycle, with the Corporation’s performance target deemed attained as of the date of the Change of Control, and such payment being prorated through the date of the Change of Control. For example, the pro rata LTIP payment for the 2007-2009 LTIP cycle would be pro rated by one-third to account for the NEO’s service through December 31, 2007 and no service during 2008 and 2009.
(6)	Amounts include life, medical and short-term disability benefits to be paid under the applicable Employment Agreement.
(7)	As described in the preceding narrative, the Change of Control payments to be received by each of Mr. Greene and Mr. Henson include a tax gross-up payment from Branch Bank in consideration of the excise taxes that would be imposed pursuant to Section 280G of the Code.
(8)	As described in the preceding narrative, the Change of Control payments to be received by each of Mr. Allison, Mr. Chalk and Mr. King are subject to optional Section 280G reduction provisions. Assuming the Change of Control occurred on December 31, 2007, Mr. Allison’s, Mr. King’s and Mr. Chalk’s Change of Control payments would not be reduced because the amount of the projected excise tax would not exceed the amount of the reduction necessary to avoid payment of the excise tax.

Retirement of Mr. Chalk. As discussed in “Compensation Discussion and Analysis,” Mr. Chalk has announced his decision to retire from the Corporation, effective September 1, 2008.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of nonmanagement directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board of Directors, which include the applicable NYSE standards. The Compensation Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Management.

The Compensation Discussion and Analysis section of this proxy statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Ronald E. Deal, Chair	Jane P. Helm
Nelle R. Chilton	Albert O. McCauley
Tom D. Efird	Thomas N. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during some or all of 2007 were Nelle R. Chilton, Ronald E. Deal, Jane P. Helm, Tom D. Efird and Albert O. McCauley. None of the individuals who served as a member of the Compensation Committee during 2007 were at any time officers or employees of the Corporation or any of its subsidiaries or had any relationship with the Corporation requiring disclosure under SEC regulations.

COMPENSATION OF DIRECTORS

In 2007, each nonmanagement director of the Corporation received a $50,000 annual retainer, $50,000 in equity awards granted under the terms of the 2004 Stock Plan (see “Narrative to 2007 Director Compensation Table—Narrative to 2007 Director Compensation”, below), and $1,500 for each board and assigned committee meeting attended by the director. A chair’s fee of $10,000, $5,000 and $2,500, respectively, was paid to the Chair of the Audit Committee, the Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee for such service during 2007. A director who is an employee of the Corporation or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors.

2007 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(3)(5) ($)	Option Awards(4)(5) ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jennifer S. Banner	$79,500	$3,384	$15,722	n/a	n/a	n/a	$98,606
Anna R. Cablik	66,500	3,384	15,722	n/a	n/a	n/a	85,606
Nelle R. Chilton	73,500	8,093	26,072	n/a	n/a	$3,918	111,583
Ronald E. Deal	76,000	3,384	15,722	n/a	n/a	n/a	95,106
Tom D. Efird	69,500	6,908	23,379	n/a	n/a	n/a	99,787
Barry J. Fitzpatrick	n/a	n/a	n/a	n/a	n/a	786,000	786,000
Lloyd V. Hackley	69,500	5,105	19,038	n/a	n/a	125	93,768
Jane P. Helm	71,000	3,384	15,722	n/a	n/a	n/a	90,106
John P. Howe, III	69,500	3,384	15,722	n/a	n/a	n/a	88,606
James H. Maynard	69,500	5,672	20,438	n/a	n/a	n/a	95,609
Albert O. McCauley	71,000	4,634	17,849	n/a	n/a	375	93,858
J. Holmes Morrison	66,500	4,165	12,316	n/a	n/a	3,001	85,982
Nido R. Qubein	66,500	3,384	15,722	n/a	n/a	1,200	86,806
E. Rhone Sasser(2)	66,500	19,584	47,273	n/a	n/a	515,178	648,534
Stephen T. Williams	1,500	n/a	n/a	n/a	n/a	n/a	1,500

(1)	John A. Allison IV, BB&T’s Chairman and Chief Executive Officer, is not included in this table because he is an employee of the Corporation and thus receives no compensation for his service as a director. The compensation received by Mr. Allison as an employee of the Corporation is shown in the 2007 Summary Compensation Table above. Stephen T. Williams was appointed to the Board of Directors on December 11, 2007. Thomas N. Thompson is not included in this table because he was appointed to the Board of Directors on January 22, 2008 and therefore did not serve as a director during 2007.
(2)	Under the Corporation’s director retirement policy, a director is permitted to serve through the calendar year in which such director reaches age 70. Pursuant to such policy, E. Rhone Sasser retired as a director of the Corporation effective December 31, 2007.
(3)	In February 2007, each director received 566 restricted stock units with a grant date fair value (calculated in accordance with FAS 123(R)) of $34.60 for each restricted stock unit, or $19,584 per award. The amounts in column (c) reflect the dollar amount of compensation expense recognized for restricted stock unit awards for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R). Generally, the recognition of compensation expense is spread over the five-year vesting period. However, if the individual is retirement eligible, all of the compensation expense is recognized in the year of the award, and if the individual will become retirement eligible during the vesting period, the expense is recognized over the number of years between the grant and the time that the person will become retirement eligible.
(4)	In February 2007, each director received 4,672 stock options with a grant date fair value (calculated in accordance with FAS 123(R)) of $5.35 for each option, or $24,995 per award. The amounts in column (d) reflect the dollar amount of compensation expense recognized for stock option awards for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R). Because compensation expense is recognized as stock options vest, the compensation expense includes amounts from awards granted in 2005, 2006 and 2007. Generally, the recognition of compensation expense is spread over the five-year vesting period. However, if the individual is retirement eligible, all of the compensation expense is recognized in the year of the award and if the individual will become retirement eligible during the vesting period, the expense is recognized over the number of years between the grant and the time that the person will become retirement eligible. The amount reflected in column (d) consists of expense for options received in 2005, 2006 and 2007 as follows:

Name	2005	2006	2007	Total
Jennifer S. Banner	$4,404	$7,000	$4,319	$15,722
Anna R. Cablik	4,404	7,000	4,319	15,722
Nelle R. Chilton	4,404	11,337	10,330	26,072
Ronald E. Deal	4,404	7,000	4,319	15,722
Tom D. Efird	4,404	10,157	8,817	23,379
Barry J. Fitzpatrick	n/a	n/a	n/a	n/a
Lloyd V. Hackley	4,404	8,119	6,515	19,038
Jane P. Helm	4,404	7,000	4,319	15,722
John P. Howe, III	4,404	7,000	4,319	15,722
James H. Maynard	4,404	8,795	7,239	20,438
Albert O. McCauley	4,404	7,530	5,914	17,849
J. Holmes Morrison	n/a	7,000	5,316	12,316
Nido R. Qubein	4,404	7,000	4,319	15,722
E. Rhone Sasser	13,837	8,442	24,995	47,273
Stephen T. Williams	n/a	n/a	n/a	n/a

(5)	The outstanding options and restricted stock units for each director as of December 31, 2007 were as follows:

Name	Options	Restricted Stock Units
Jennifer S. Banner	16,313	566
Anna R. Cablik	12,274	566
Nelle R. Chilton	28,169	566
Ronald E. Deal	51,265	566
Tom D. Efird	28,151	566
Barry J. Fitzpatrick	0	0
Lloyd V. Hackley	50,761	566
Jane P. Helm	30,285	566
John P. Howe, III	13,994	566
James H. Maynard	51,292	566
Albert O. McCauley	53,199	566
J. Holmes Morrison	119,617	566
Nido R. Qubein	50,909	566
E. Rhone Sasser	20,366	0
Stephen T. Williams	0	0

The outstanding options consist of options that were granted to directors in 2005, 2006 and 2007 as well as unexercised options that were received prior to 2005 as a result of a director deferring all or a portion of his or her fees into the Non-Employee Directors’ Deferred Compensation and Stock Option Plan. The outstanding options for Mr. Morrison consist of options granted to him while he was an employee of Branch Bank (through July 2005) and the annual grants to directors in 2006 and 2007. The restricted stock units consist of an award made in 2007. Mr. Sasser’s unvested restricted stock units vested upon his retirement on December 31, 2007.

(6)	No amounts are recorded in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column because (i) directors do not have a “Directors’” pension plan, (ii) directors do not participate in BB&T’s Pension Plan, and (iii) the earnings on the Non-Employee Directors’ Deferred Compensation and Stock Option Plan were not above-market.
(7)	All other compensation consists of:
(a)	Payment to Ms. Chilton of $3,918 for fees paid to serve as a local advisory board member for Charleston, WV.
(b)	Payment to Mr. Fitzpatrick of $786,000 under a Consulting Agreement as described below in the “Narrative to Director Compensation Table.” The Consulting Agreement terminates on June 30, 2008. As a result of this Consulting Agreement, Mr. Fitzpatrick is not entitled to receive any board fees.
(c)	Payment to Mr. Hackley of $125 for fees paid to serve as a local advisory board member for Fayetteville, NC.
(d)	Payment to Mr. McCauley of $375 for fees paid to serve as a local advisory board member for Fayetteville, NC.
(e)	Payments to Mr. Morrison of $3,001 for fees paid to serve as a local advisory board member for Charleston, WV.
(f)	Payment to Mr. Qubein of $625 for fees paid to serve as a local advisory board member for High Point, NC, and a $575 payment to the Nido Qubein Associates Scholarship Fund.
(g)	Payment to Mr. Sasser of $436,242 under a Settlement and Noncompetition Agreement. These payments will be made to Mr. Sasser for his lifetime; thereafter, his wife will receive $140,989 per year for her lifetime.
(h)	Payment on behalf of Mr. Sasser in the amount of $45,835 for life insurance premiums under Mr. Sasser’s Settlement and Noncompetition Agreement and a gross-up payment in the amount of $32,717 for tax obligations incurred by Mr. Sasser from the payment of such insurance premiums.
(i)	Home security system 2007 annual maintenance costs of $383 for Mr. Sasser.

Narrative to 2007 Director Compensation Table

State/Local Advisory Board Service. During 2007, and in addition to service on the Corporation’s Board, five directors served as members of state and/or local advisory boards of Branch Bank and received compensatory fees for such service, as described in footnote (7) to the 2007 Director Compensation Table above. Fees paid to Directors in connection with service on state and/or local advisory boards of Branch Bank may, at the election of the Director, be contributed to the Dividend Reinvestment Plan of BB&T Corporation (the “DRIP”). The contribution of these fees pursuant to the terms of the DRIP results in a number of shares of BB&T Common Stock (including fractional shares) equal to such fees being acquired under the director’s DRIP account at market-based prices.

Non-Employee Directors’ Deferred Compensation Plan. The Corporation maintains the Amended and Restated Non-Employee Directors’ Deferred Compensation Plan, which was originally adopted in 1997 (the “Directors Plan”). Prior to January 1, 2005, the Directors Plan consisted of two subplans, the Deferred Compensation Subplan and the Stock Option Subplan, which permitted participating directors to defer payment of all or a portion of their annual directors’ compensation by investing such compensation in a deferred savings account and/or in nonqualified options to acquire BB&T Common Stock. Based on shareholder approval of the 2004 Stock Plan and the recommendation of the Compensation Committee, the Board of Directors amended the Directors Plan in February 2005 to terminate future investments under the Stock Option Subplan effective as of January 1, 2005. Under the Deferred Compensation Subplan, non-employee directors may elect to defer 50% or 100% of retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). During 2007, ten non-employee directors of the Corporation participated in the Deferred Compensation Subplan.

Under the Stock Option Subplan in effect prior to January 1, 2005, non-employee directors were permitted to make an election to defer, prior to the start of the year in which fees were to be earned, 50% or 100% of their retainer fees, meeting fees, or both and apply that percentage toward the purchase of options to acquire BB&T Common Stock. Options were purchased on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options were purchased on December 31 of each year for deferred meeting fees earned in the second half of the year. The option exercise price was equal to 75% of the average market value of BB&T Common Stock on the date of purchase. “Average market value” was defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of thirty consecutive trading days prior to the date of purchase. Options purchased under this Subplan prior to January 1, 2005 may be exercised during the period beginning on a date six months after the date of purchase and ending on the date ten years from the date of purchase. In addition, all outstanding options acquired under the Stock Option Subplan become fully exercisable in the event of a change of control of the Corporation. Options purchased under the Stock Option Subplan are non-transferable except in the case of transfers by gift to immediate family members or related entities with approval of the Compensation Committee or its designee. On December 31, 2007, ten current directors of the Corporation held, in the aggregate and subject to the Stock Option Subplan, options to acquire 240,770 shares of BB&T Common Stock at an average weighted exercise price of $25.98 per share.

Director Equity Awards. The Corporation maintains the 2004 Stock Plan, which provides for the grant of equity-based awards, including stock options and restricted stock units, to directors of the Corporation (as well as to eligible employees of the Corporation, including the NEOs). Historically, the Board of Directors has provided equity awards to its non-management members as a way of further aligning the interests of the Board with those of the shareholders. For non-management directors serving during 2007, the Board approved $50,000 in the value of equity-based compensation paid to directors under the 2004 Stock Plan, with 50% of the compensation issued in the form of restricted stock units and 50% issued in the form of nonqualified stock options. The calculation for compensation to be delivered to the Board is the same as for employees of the Corporation, including the NEOs. For more detail on how these amounts are calculated, please see “Compensation Discussion and Analysis—Components of Executive Compensation – Incentive Stock Awards.”

BB&T’s 2007 stock option and restricted stock unit awards made to members of the Board of Directors vest 20% per year on each of the first five anniversaries of the date of grant. The exercise price for each stock option grant in 2007, including each award to non-management members of the Board, was the market closing price on the date of grant. The option term for such option is ten years. Each restricted stock unit relates to a contingent share of Common Stock that is not earned or issued until specific conditions are met.

If a non-employee director’s board service is terminated due to retirement, disability or death, all options and restricted stock units granted to the director become fully vested (and exercisable, in the case of options) as of the date of retirement, disability or death. All such options may be exercised in whole or in part over the remaining term of each such option and all such restricted stock units would be issuable as shares of BB&T Common Stock. In the event board service is terminated for any other reason, then all vested options on the date of termination will be exercisable by the former director for a period of thirty days after the date of termination and all unvested options and restricted stock units as of the date of termination will be forfeited.

In the event of a change of control of the Corporation, all outstanding, unvested options granted to non-employee directors will become fully vested and exercisable pursuant to the terms of each such option. Similarly, upon a change of control of the Corporation, all unvested restricted stock units would become fully vested and a corresponding number of shares of BB&T Common Stock would be issuable to each director holding such restricted stock units.

Consulting Agreements. Directors Deal and Qubein have executed consulting agreements with the Corporation to provide business development consulting services for a period of ten years following their retirement. See “Transactions with Executive Officers and Directors—Transactions with Affiliates” below. They will receive a sum equal to the annual retainer paid to the Corporation’s directors in effect at the time they begin such service. Such directors have agreed not to serve as directors of, or advisers to, businesses that compete with the Corporation and its subsidiaries during the time they serve as consultants to the Corporation. Payments made to Mr. Deal under his consulting agreement will not begin until he retires from the Board of Directors.

Mr. Fitzpatrick, a director of the Corporation, has entered into an arrangement pursuant to which he provides certain consulting services for Branch Bank. See “Transactions with Executive Officers and Directors—Agreements with Mr. Fitzpatrick” below.

Other Compensation Arrangements. Mr. Fitzpatrick, a director of the Corporation, receives payment from the Corporation pursuant to a deferred compensation arrangement that Mr. Fitzpatrick had previously entered into with First Virginia, which merged into the Corporation in 2003. As a result of that merger, the Corporation became responsible for the payment of the deferred compensation due Mr. Fitzpatrick by First Virginia. Under the terms of the deferred compensation arrangement, Mr. Fitzpatrick, as a former key employee of First Virginia, is entitled to receive fifteen annual payments of $98,913, with the first annual payment having been made in March 2005. See also “Transactions with Executive Officers and Directors—Agreements with Mr. Fitzpatrick” below.

Mr. Sasser, a retired director of the Corporation, receives payments from the Corporation pursuant to a settlement and noncompetition agreement entered into in connection with the merger of United Carolina Bancshares Corporation, which is discussed below under “Transactions with Executive Officers and Directors—Agreement with Mr. Sasser.”

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of the Corporation’s directors, members of Executive Management, including the NEOs, and their associates are customers of the Corporation’s bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are past due or are classified as non-accrual, restructured or potential problem loans.

Agreement with Mr. Sasser

In connection with the merger of United Carolina Bancshares Corporation (“UCB”) into the Corporation in 1997, a settlement and noncompetition agreement between E. Rhone Sasser (who retired from the Corporation’s Board of Directors effective December 31, 2007 pursuant to the Corporation’s director retirement policy) and the Corporation (the “Sasser Settlement Agreement”) was entered into effective July 1, 1997. The Sasser Settlement Agreement settled the Corporation’s obligations to Mr. Sasser under his then-existing employment agreement with UCB and provides that Mr. Sasser will be prohibited, for a period of ten years, from engaging, directly or indirectly, in the banking or financial services business anywhere in North Carolina, South Carolina or Virginia, or in any county contiguous to these states, and soliciting any depositors or customers of the Corporation or its subsidiaries or inducing any employees of the Corporation or its subsidiaries to terminate their employment. The Sasser Settlement Agreement obligated the Corporation to pay annually to Mr. Sasser the sum of $769,392 (as adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attained the age of 65, at which time Mr. Sasser began to receive annually an amount equal to 70% of the amount paid to him during the preceding twelve calendar months, reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and UCB Benefit Equivalency Plan, or $436,242. The contractual payments owed to Mr. Sasser after age 65 are being made to him for life and, after his death, will be payable to his current wife for her life, if she survives him, in an annual amount equal to 35% of the amount paid Mr. Sasser during the twelve month period immediately preceding Mr. Sasser’s 65th birthday, reduced by amounts payable to Mr. Sasser’s wife under the UCB Pension Plan and the UCB Benefit Equivalency Plan. In addition, Mr. Sasser is entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. If any of the amounts payable under the Sasser Settlement Agreement are subject to, or cause any other payments to be subject to, excise tax under Section 4999 of the Code as excess parachute payments under Section 280G of the Code, the Corporation is obligated to indemnify Mr. Sasser on an after-tax basis for any excise tax, plus any penalties or interest, plus any excess taxes and income taxes on the indemnity amounts. The Sasser Settlement Agreement also provides that the Corporation will use its best efforts, subject to the fiduciary duties of the Board of Directors, to re-elect Mr. Sasser to the Board of Directors until his 70th birthday. As stated above, Mr. Sasser reached his 70th birthday in 2007 and retired from the Board effective December 31, 2007.

Agreement on behalf of Mr. Morrison

In connection with the merger of One Valley Bancorp, Inc. into the Corporation in 2000, the Corporation agreed in the merger agreement that J. Holmes Morrison, a director, would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive and Risk Management Committee during such tenure.

Agreements with Mr. Fitzpatrick

Employment Agreement. In connection with the merger of First Virginia into the Corporation, Barry J. Fitzpatrick, a director, entered into an employment agreement with Branch Bank, effective July 1, 2003 (the “Fitzpatrick Agreement”), to be employed as Chief Executive Officer of Virginia Operations of Branch Bank.

The Fitzpatrick Agreement, as amended, provided for a five-year term, unless Mr. Fitzpatrick elected to become a consultant to Branch Bank, in which case the Fitzpatrick Agreement would terminate. Under the terms of the Fitzpatrick Agreement, Mr. Fitzpatrick was entitled to receive, while an employee, an annual base salary at least equal to $780,000 and an annual bonus, grants of stock options and other benefits generally on the same basis as similarly situated officers. As discussed below, effective March 1, 2004, Mr. Fitzpatrick elected to become a consultant, thus terminating the Fitzpatrick Agreement.

Pursuant to the Fitzpatrick Agreement, Mr. Fitzpatrick received (i) a one-time lump sum in the amount of $525,000 from Branch Bank, in partial payment for noncompetition and other covenants set forth in the Fitzpatrick Agreement and (ii) a payment sufficient on an after-tax basis to pay up in full an existing life insurance policy. The noncompetition covenants provide that Mr. Fitzpatrick will be prohibited from engaging, directly or indirectly, in the banking or financial services business anywhere in Virginia and Maryland, or in any county contiguous to Virginia, the District of Columbia, and the counties in Tennessee in which Johnson City, Bristol and Kingsport are located, and any counties contiguous to those counties, subject to certain time limitations. Mr. Fitzpatrick is prohibited from soliciting any depositors or customers of Branch Bank or its related entities or inducing any employees of Branch Bank or its related entities to terminate their employment with Branch Bank or its related entities for a period of two years following Mr. Fitzpatrick’s termination of employment with Branch Bank. If any of the amounts payable under the Fitzpatrick Agreement or Mr. Fitzpatrick’s Special Pay Agreement (described below) are subject to excise tax under Section 4999 of the Code, or if any interest or penalties are incurred by Mr. Fitzpatrick with respect to the excise tax, Branch Bank will pay to Mr. Fitzpatrick an additional payment in an amount sufficient to pay the excise tax, plus any penalties or interest, plus an additional amount to satisfy any tax, plus any penalties or interest due on the amount so paid.

As noted above, effective March 1, 2004, Mr. Fitzpatrick relinquished his employment with Branch Bank and became an independent consultant, pursuant to which he is obligated to render services in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Branch Bank’s customers and employees and to the growth and development in the Northern Virginia area of the business of Branch Bank. These services are to be rendered at times and on a schedule determined by Mr. Fitzpatrick that is reasonably convenient to both Branch Bank and Mr. Fitzpatrick. The consulting period ends on the date preceding the fifth anniversary of the First Virginia merger. During the consulting period, in consideration of covenants not to compete made in the Fitzpatrick Agreement and as compensation for consulting services, Mr. Fitzpatrick will receive monthly amounts equal to his monthly base salary in effect at the time his employment ended plus health and life insurance benefits comparable to the group employee benefits that Branch Bank provides for its officers, at a cost to Mr. Fitzpatrick no greater than the cost to such officers. If Branch Bank breaches the agreement and fails to remedy the breach within thirty days, Mr. Fitzpatrick may terminate his obligation to render consulting services and continue to receive the payments and benefits for the remainder of the consulting period, subject to complying with the noncompetition and other covenants. If Mr. Fitzpatrick violates any such covenants or fails to render consulting services as requested and fails to remedy such failure within thirty days, or if he suffers disability or dies, the consulting period ends and payments and benefits will cease.

Following the First Virginia merger, Mr. Fitzpatrick was named to the Corporation’s Board of Directors and to the Executive and Risk Management Committee to serve for a period of five years, so long as he is elected and qualifies, subject to the right of removal for cause.

Special Pay Agreement. In connection with the First Virginia merger, the Corporation also entered into a Special Pay Agreement with Mr. Fitzpatrick, dated January 20, 2003. In settlement of its obligations to Mr. Fitzpatrick under his then-existing employment agreement with First Virginia, Mr. Fitzpatrick was paid a one-time lump sum in the amount of $3,601,200.

Transactions with Affiliates

The Corporation has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by Nido R. Qubein, a director of the Corporation, under which Creative Services, Inc. advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $365,431 under this contract in 2007. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Creative Services, Inc. will continue to provide consulting services to the Corporation in 2008 under the terms of its existing contract with the Corporation.

In September 2007, Branch Bank entered into a contract with Cablik Enterprises, LLC, a construction company owned by J. Alan Cablik, who is the son of Anna R. Cablik, a director of the Corporation. The contract involved the completion of construction work on a single foreclosed residential property and, upon the project’s completion in 2007, resulted in the payment to Cablik Enterprises of approximately $124,000. Management believes that the terms of the transaction with Cablik Enterprises were as favorable as could have been obtained from a non-affiliated entity and Branch Bank may use the services of Cablik Enterprises in 2008. Other than her familial relationship with her son, Ms. Cablik has no affiliation with or interest in Cablik Enterprises.

See also “Consulting Agreements” above.

PROPOSAL 2—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Audit Committee of the Board of Directors has engaged the firm of PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the financial statements of the Corporation and certain of its subsidiaries for the year 2008, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and its subsidiaries. The Corporation’s shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP for 2008. PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Corporation since March 19, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the shareholders. In the event shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2008, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

FEES TO AUDITORS

The following table shows the aggregate fees billed to the Corporation for professional services by PricewaterhouseCoopers LLP for fiscal years 2007 and 2006:

	Fiscal Year 2007	Fiscal Year 2006 (1)
Audit Fees	$5,098,000	$4,496,000
Audit-Related Fees	1,191,000	1,209,000
Tax Fees	390,000	374,000
All Other Fees	30,000	24,000

Total	$6,709,000	$6,103,000

(1)	The 2006 fees have been revised from the amounts presented in last year’s proxy statement to reflect the actual amounts billed for the related services. The 2006 proxy statement originally reported audit fees of $5,006,000, audit-related fees of $851,000, tax fees of $647,000, all other fees of $24,000 and total fees of $6,527,000.

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Corporation’s consolidated financial statements for fiscal years 2007 and 2006, for the reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q during fiscal years 2007 and 2006, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other attest engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, there were no fees related to tax compliance services for review of federal and state tax returns for 2007 or 2006.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” The fees shown in this category for 2007 and 2006 were for research and workpapers licensing and quarterly real estate market surveys.

The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to PricewaterhouseCoopers LLP in 2007 and the proposed non-audit-related services and fees for 2008 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP. During 2007, PricewaterhouseCoopers LLP did not utilize any leased personnel in connection with the audit.

OTHER MATTERS

Proposals for 2009 Annual Meeting

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina by November 12, 2008 for the proposal to be considered for inclusion in the Corporation’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the Corporation’s proxy statement, BB&T’s bylaws, as amended effective October 23, 2007, provide that the shareholder must give timely notice in writing to the Secretary of the Corporation at least sixty days but no more than ninety days in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Corporation does not receive proper notice of the matter within the time frame described above.

As to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the Corporation owned by the shareholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

John A. Allison IV
Chairman and Chief Executive Officer

Dated: March 12, 2008

C0001125023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.	Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

1.	To elect sixteen nominees, namely: John A. Allison IV, Jennifer S. Banner, Anna R. Cablik, Nelle R. Chilton, Ronald E. Deal, Tom D. Efird, Barry J. Fitzpatrick, L. Vincent Hackley, Jane P. Helm, John P. Howe, III, M.D., James H. Maynard, Albert O. McCauley, J. Holmes Morrison, Nido R. Qubein, Thomas N. Thompson and Stephen T. Williams, as Directors of BB&T as described in Proposal 1 of the Proxy Statement.	☐	☐	☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name here Nominee exception(s)

		FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of PricewaterhouseCoopers LLP as BB&T’s independent registered public accounting firm for 2008.	☐	☐	☐

The undersigned hereby ratifies and confirms all that said attorneys-in-fact, or either of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

Date , 2008

Signature(s)

Signature(s)

Title or Authority

Please insert date of signing.

Sign exactly as name appears

at left. Where stock is issued in

two or more names, all should

sign. If signing as attorney,

administrator, executor,

trustee or guardian, give full

title as such. A corporation

should sign by an authorized

officer and affix seal.

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PLEASE DETACH HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

BB&T	VOTE BY INTERNET OR TELEPHONE 24 Hours a Day—7 Days a Week Save your Company Money—It’s Fast and Convenient

Your telephone or Internet vote authorizes the named attorneys-in-fact to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. Telephone and Internet voting facilities will close at 11:59 p.m. Eastern Daylight Time on April 21, 2008.

TELEPHONE		INTERNET		MAIL
1-800-830-3542		https://www.2voteproxy.com		PROXY TABULATOR PO BOX 859232 BRAINTREE, MA 02185-9919

• Use any touch-tone telephone • Have your proxy form in hand • Follow the simple recorded instructions	OR	• Go to the website address listed above • Have your proxy form in hand • Follow the simple instructions	OR	• Mark, sign and date the proxy card • Detach the proxy card below • Return the proxy card in the postage-paidenvelope provided

CALL TOLL-FREE TO VOTE: 1-800-830-3542

BB&T CORPORATION

ANNUAL MEETING APRIL 22, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints John A. Allison IV and Christopher L. Henson, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T that the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at The Wynfrey Hotel, 1000 Riverchase Galleria, Birmingham, Alabama 35244, on April 22, 2008, at 11:00 a.m. local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1 AND FOR PROPOSAL 2, EACH AS LISTED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE NAMED ATTORNEYS-IN-FACT.

(Continued on reverse side)

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